Exhibit 10.22
LEASE
BY AND BETWEEN
MENLO PREHC I, LLC, a Delaware limited liability company,
MENLO PREPI I, LLC, a Delaware limited liability company, and
TPI INVESTORS 9, LLC, a California limited liability company, LESSOR
AND
GRAIL, INC., a Delaware corporation, LESSEE
Menlo Business Park
1525 O'Brien Drive
Menlo Park, California 94025
May 5, 2016
-I-

(i)

		Page

32.	Attorneys' Fees	44

33.	Quiet Enjoyment	44

34.	Financial Information	44

35.	SDN List	44

36.	General Provisions	45
(ii)

LEASE
Menlo Business Park
1525 O'Brien Drive
Menlo Park, California 94025
THIS LEASE, referred to herein as this "Lease," is made and entered into as of May 5, 2016, by and between MENLO PREHC I, LLC, a Delaware limited liability company, MENLO PREPI I, LLC, a Delaware limited liability company, and TPI Investors 9, LLC, a California limited liability company, hereafter collectively referred to as "Lessor," and GRAIL, INC., a Delaware corporation, hereafter referred to as "Lessee."
RECITALS
Lessor is the owner of the real property located in Menlo Business Park, Menlo Park, California, commonly referred to as 1525 O'Brien Drive, Menlo Park, California, more particularly described on Exhibit "A" attached hereto and incorporated by reference herein, together with all easements and appurtenances thereto (collectively, the "Land") and the existing buildings thereon, containing approximately Seventy-Four Thousand Three Hundred (74,300) rentable square feet, and all other improvements located thereon (collectively, the "Improvements"). The Land and Improvements are referred to herein collectively as the "Property." The Menlo Business Park Master Plan is attached hereto as Exhibit "B" and incorporated by reference herein, and identifies the properties that comprise the Menlo Business Park (the "Park" or "Menlo Park"). The building at 1525 O'Brien Drive, Menlo Park, California is referred to herein as the "Building." The floor plan of the Building is attached hereto as Exhibits "C-1" and "C -2" and incorporated by reference herein.
Lessor and Lessee wish to enter into this Lease of the Premises defined in Paragraph l upon the terms and conditions set forth herein.
NOW, THEREFORE, the parties agree as follows:
1.Lease. Subject to the phased delivery of the Premises set forth in Paragraph 2(c) below, beginning on the Phase 1 Commencement Date (as defined in Paragraph 2(c)) as to the Phase I Space (as designated in Exhibit "C-1" attached hereto) and Phase 2 Commencement Date (as defined in Paragraph 2(c)) as to the Phase 2 Space (as designated in Exhibit "C-2" attached hereto), Lessor hereby leases to Lessee, and Lessee leases from Lessor, at the rental rate and upon the terms and conditions set forth herein, approximately 71,239 rentable square feet of the Building as identified in Exhibits "C-1" and "C-2" attached hereto (the "Premises" or "Leased Premises"), together with the right to use three (3) on-site parking spaces per one thousand rentable square feet of the Premises (rounded to the closest whole number) in accordance with Paragraph 28, and the non-exclusive right to use the common areas of the Building intended for use in common by the tenants of the Building ("Building Common Areas") and the common areas and other Improvements on the Property intended for use in common by the tenants of the Property ("Property Common Areas"). The Building Common Areas are shown on Exhibits "C-1" and "C-2". The Building Common Areas and the Property Common Areas are collectively referred to herein as the "Common Areas." Lessee's Pro Rata Share of the Building shall mean

23.904% as to the Phase 1 Space, and 95.88% as to the entire Premises. The Premises have been measured in accordance with BOMA standards. Lessor and Lessee agree that the rentable square footage of the Building shall not be subject to re-measurement. The square footage of the Premises set forth in this Lease are deemed to be accurate and shall not be subject to re-measurement.
(a)If Lessee is not in default beyond applicable notice provision and cure periods and occupies more than fifty percent (50%) of the Premises, Lessee shall have an ongoing right of first offer ("ROFO"), subject to the rights of tenants within the Menlo Business Park with leases executed prior to the date of this Lease, to lease all or any portion of the ROFO Space (as hereafter defined). The "ROFO Space" shall mean the remaining space in the Building, and space within 1605 Adams Drive and 1505 O'Brien, which are located in the Menlo Business Park, which are not leased as of the date of this Lease, or which becomes available for lease subsequent to the date of this Lease. Lessor represents that the only existing superior rights to lease any of the ROFO Space are listed in Schedule 1(a) attached hereto. If, during the Term (including any Option Term), any ROFO Space becomes available for direct lease during the Term of the Lease, then Lessor shall first offer to lease such space to Lessee by delivering written notice to Lessee (the "Availability Notice"). Such ROFO, however, shall be an ongoing right as to the ROFO Space offered during the term of the Lease. The Availability Notice shall set forth the terms upon which Lessor would be willing to lease such space to a third party, as determined by Lessor in its sole discretion. Lessee shall have ten (10) days after receipt of the Availability Notice to unconditionally accept in writing or reject the terms set forth in the Availability Notice, it being understood that Lessee's failure to respond within such ten (10) day period shall be deemed a rejection of such terms.
If Lessee does not unconditionally accept in writing the terms set forth in the Availability Notice within such ten (10) day period, then Lessor shall be entitled to lease the Available Space to any other party substantially the same terms as contained in the Availability Notice (as such terms may be modified during the Waiting Period) provided that the net aggregate of the rental rate and the landlord build-out obligations, tenant improvement allowance, and free rent, if any, shall be no less desirable than originally offered to Lessee in the Availability Notice. Lessor's requirement to lease to a third party under substantially the same terms as presented in the Availability Notice will be in effect for six (6) months from Lessor's delivery of the Availability Notice after which Lessee shall continue to have a ROFO on such space. If Lessee accepts in writing the terms set forth in the Availability Notice, then for the period starting on the date of Lessor's delivery of the Availability Notice to Lessee and ending thirty (30) days thereafter (the "Waiting Period"), Lessor shall not negotiate with another party or enter into any binding agreement to lease the available space with any other party or market the available space for lease. During the Waiting Period, Lessor and Lessee shall enter into good faith negotiations to finalize and execute a written amendment to this Lease or a new lease (a "Definitive Agreement"), consistent with the terms set forth in the Availability Notice and otherwise on the non-economic terms and conditions of this Lease. If Lessee and Lessor fail to execute and deliver a Definitive Lease Agreement within the Waiting Period, then Lessee's rights under this Paragraph shall lapse and terminate as to such offered ROFO Space, and Lessor shall be entitled to lease such space to any other party on such term as Lessor desires. Furthermore, unless expressly mentioned and approved in the written consent of Lessor to any assignment or subletting as provided in this Lease, the ROFO under this Paragraph is granted for the personal benefit of Grail, Inc. and any Permitted Transferee of Grail, Inc. and may not be exercised any other person or entity or for the occupancy of any other person or entity other than Grail, Inc. or any Permitted Transferee. Such ROFO space shall be leased coterminous with the Term of this Lease (including renewals). Notwithstanding the foregoing, the ROFO on the existing buildings at 1605 Adams Drive and 1505 O'Brien Drive are subject to Lessor's election to redevelop those buildings. If Lessor elects to redevelop other buildings, Lessee shall have such ROFO right on the redeveloped buildings.
(b)Lessor and Lessee acknowledge that Lessor may (but is not obligated to) construct a new building ("Lot 3 North") at the site with the current address of 1315 O'Brien Drive, Menlo Park, CA. Subject to the existing superior rights listed in Schedule 1(b) attached hereto [, and if Lessee is not in default beyond applicable notice and cure periods and occupies more than fifty percent (50%) of its Premises, if, during the Term, any space in Lot 3 North becomes available for direct lease for the first time, then Lessor shall first offer to lease such space to Lessee by delivering written notice to Lessee (the "Availability Notice"). Such right of first offer, however, shall be a one-time right as to Lot 3 North, not a recurring right. The Availability Notice shall set forth the terms upon which Lessor would be willing to lease such space to a third party, as determined by Lessor in its sole discretion. Lessee shall have ten (10) days after receipt of the Availability Notice to unconditionally accept in writing or reject the terms set forth in the Availability Notice, it being understood that Lessee's failure to respond within such ten (10) day period shall be deemed a rejection of such terms. If Lessee does not unconditionally accept in writing the terms set forth in the Availability Notice within such ten (10) day period, then Lessor shall be entitled to lease the Available Space to any other party substantially the same terms as contained in the Availability Notice (as such terms may be modified during the Waiting Period) provided that the net aggregate of the rental rate and the landlord build-out obligations, tenant improvement allowance, and free rent, if any, shall be no less desirable than originally offered to Lessee in the Availability Notice. Lessor's requirement to lease to a third party under substantially the same terms as presented in the Availability Notice will be in effect for ninety (90) days from Lessor's delivery of the Availability Notice after which Lessee shall continue to have a ROFO on such space; provided that once Lessor leases such space to any other party after compliance with this paragraph, Lessee's rights under this Paragraph shall lapse and terminate as to such offered ROFO Space. If Lessee accepts in writing the terms set forth in the Availability Notice, then for the period starting on the date of Lessor's delivery of the Availability Notice to Lessee and ending thirty (30) days thereafter (the "Waiting Period"), Lessor shall not negotiate with another party or enter into any binding agreement to lease the available space with any other party or market the available space for lease. During the Waiting Period, Lessor and Lessee shall enter into good faith negotiations to finalize and execute a written amendment to this Lease or a new lease (a "Definitive Agreement"), consistent with the terms set forth in the Availability Notice and otherwise on the non-economic terms and conditions of this Lease. If Lessee and Lessor fail to execute and deliver a Definitive Lease Agreement within the Waiting Period, then Lessee's rights under this Paragraph shall lapse and terminate as to such offered ROFO Space, and Lessor shall be entitled to lease such space to any other party on such term as Lessor desires. Furthermore, unless expressly mentioned and approved in the written consent of Lessor to any assignment or subletting as provided in this Lease, the ROFO under this Paragraph is granted for the personal benefit of Grail, Inc. and any Permitted Transferee of Grail, Inc. and may not be exercised any other person or entity or for the occupancy of any other person or entity other than Grail, Inc. or any Permitted Transferee. Such ROFO space shall be leased coterminous with the Term of this Lease (including renewals). Lot 3 North is owned by Lessor's affiliates ("Other Landlords"). By their execution at the end of this Lease, the Other Landlords acknowledge Lessee's Right of First Offer rights with respect to Lot 3 North.
(c)Lessee shall have the right, without rental or other charge, to install, operate and maintain supplemental HVAC equipment and/or telecommunications antennas, microwave dishes and other communications equipment (collectively, "Antenna Equipment") on the roof of the Building immediately above the Premises. Lessor shall have the right to approve the installation of the Antenna Equipment, and Lessor's approval shall not be unreasonably withheld or delayed, but may be conditioned in Lessor's sole but reasonable opinion. In the event the Antenna Equipment installation requires penetrating the roof of the Building, then Tenant agrees to utilize a roofing contractor reasonably approved by Lessor. Tenant shall not damage the roof during such installation. The Antenna Equipment shall be used by Lessee for use in Lessee's business operations, and Lessee shall not have the right to permit third parties unrelated to Lessee to use or install Antenna Equipment (e.g., telephone companies). Such use shall be subject to receipt of all required governmental approvals and shall not interfere with the Building Systems. Lessee shall pay for damage to the roof area to which Antenna Equipment is installed or to roof area utilized as access Antenna Equipment. The location of Antenna Equipment shall be mutually acceptable to both Lessor and Lessee. Lessee acknowledges that Lessor may decide, in its sole discretion, from time to time, to repair or replace the roof of the Building (hereinafter "Roof Repairs"). If Lessor elects to make Roof Repairs, Lessee shall, upon Lessor's request, temporarily remove Antenna Equipment so that the Roof Repairs may be completed. The cost of removing and reinstalling the Antenna Equipment shall be paid by Lessee, at Lessee's sole cost and expense. Lessor shall not be liable to Lessee for any damages, lost profits or other costs or expenses incurred by Lessee as the result of the Roof Repairs. On the termination of this Lease, Lessee shall remove the Antenna Equipment and all associated cabling and repair any damages caused thereby, at Lessee's sole cost and expenses.
(d)Except hereinafter provided, Lessor shall retain absolute dominion and control over the Property Common Area. Lessor shall operate and maintain the Common Area in good order and condition; provided, however, such right shall not materially adversely affect Lessee's access to the Premises nor shall it operate to otherwise materially adversely affect Lessee's beneficial use and enjoyment of the Premises for Lessee's permitted use. Notwithstanding anything to the contrary herein, Lessor grants Lessee, its employees, invitees, licensees, and other visitors a non-exclusive license to use the Common Area for the Term hereof. Subject to Lessee's rights in Section 15(d) below, Lessee acknowledges that, with no less than forty-five (45) days written notice to Lessee, and without any liability to Lessee in any respect so long as Lessee's access to the Premise or Lessee's parking or permitted use is not materially adversely affected, Lessor shall have the right to:

(i)Close off any of the Common Area to whatever extent required, in the opinion of Lessor, to prevent a dedication of any of the Common Area or the accrual of any rights by any person or the public to the Common Area;
(ii)Temporarily close any of the Common Area for maintenance, alteration or improvement purposes;
(iii)Select, appoint or contract with any person for the purpose of operating and maintaining the Property Common Area, on such terms and conditions as Lessor deems reasonable;
(iv)Change the size, use, shape or nature of any such Property Common Area, or the entry Common Area of the Building, without incurring any liability to Lessee or entitling Lessee to any abatement of Rent;
(v)Expand any buildings (other than the Building) within the Property to cover a portion of the Property Common Area, convert the Property Common Area to a portion of other buildings within the Property, or convert any portion of any other buildings within the Property to Property Common Area; provided, however, that Lessee's proportionate share shall not increase (except to a de minimis extent). Upon erection of any buildings or change in Property Common Area, the portion of the other buildings upon which such structures have been erected will no longer be deemed to be a part of the Property Common Area; and
(vi)In addition to the other rights of Lessor under this Lease, Lessor reserves to itself and its respective successors and assigns the right to: (i) change the street address and/or name of the Building and/or Property (provided, however, that in no event shall the name of the Building be changed to a name of any entity that is a competitor of Lessee); (ii) erect, use and maintain pipes and conduits in and through the Premises; provided that such pipes and conduits shall not be visible from the interior of the Premises and in no event shall the usable area of the Premises be diminished by other than a de minimis amount, and provided that the location of such pipes and conduits within the laboratory areas of the Premises be subject to Lessee's reasonable approval; (iii) grant to anyone the exclusive right to conduct any particular business or undertaking in the Property provided that Lessee shall not be bound thereby; (iv) grant to anyone the exclusive use of portions of any storage areas to tenants; (v) control the use of the roof and exterior walls of other buildings in the Property; (ii) change the boundary lines of the lot on which the Building stands and/or Property is located and to make other reasonable changes therein and grant other rights thereto, including, without limitation, the granting of easements, servitudes, rights of way and rights of ingress and egress and similar rights to users of adjacent parcels, utility companies, governmental agencies or other tenants so long as Lessee's access to the Property and Building is not materially changed; and (iii) make alterations, repairs or replacements within other premises within the Building or Property. Subject to the terms of this Paragraph, Lessor may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction or disturbance or interruption of the business of Lessee or Lessee's use or occupancy of the Premises.

2.Term.
(a)The term of this Lease (the "Term") shall commence as to the Phase 1 Space (as defined in the Work Letter attached hereto as Exhibit "F) on the earlier of (i) the date that Lessor delivers the Phase 1 Space to Lessee with the Phase 1 Landlord Work (as defined in the Work Letter) and the Phase 1 Tenant Improvements (as defined in the Work Letter) Substantially Completed (as defined in the Work Letter) (the "Phase 1 Commencement Date"), and (ii) the date such work would have been Substantially Completed but for the occurrence of Tenant Delays (as defined in the Work Letter). The Phase 1 Commencement Date shall be confirmed in writing by Lessor and Lessee by the execution and delivery of a factually correct Phase 1 Commencement Memorandum in the form attached hereto as Exhibit "D-1". The parties currently expect the Phase 1 Commencement Date to occur by September 21, 2016. Lessee's access to the Phase 1 Space until the Phase 2 Commencement Date (as defined in Paragraph 2(b)), is subject to Paragraph 13.
(b)The term of this Lease (the "Term") shall commence as to the Phase 2 Space (as defined in the Work Letter) on the earlier of (i) the date that Lessor delivers the Phase 2 Space to Lessee with the Phase 2 Landlord Work (as defined in the Work Letter) and the Phase 2 Tenant Improvements (as defined in the Work Letter) Substantially Completed (as defined in the Work Letter) (the "Phase 2 Commencement Date"), and (ii) the date such work would have been Substantially Completed but for the occurrence of Tenant Delays . The Phase 2 Commencement Date shall be confirmed in writing by Lessor and Lessee by the execution and delivery of a factually correct Phase 2 Commencement Memorandum in the form attached hereto as Exhibit "D-2". The parties currently expect the Phase 2 Commencement Date to occur by January 25, 2017. In the event the Phase 2 Commencement Date does not occur by January 25, 2017 because of a Lessor Delay" (as hereafter defined), Base Rent shall abate after the Phase 2 Commencement Date for the number of days between January 25, 2017 and the Phase 2 Commencement Date for up to a total of sixty (60) days and thereafter shall abate by twice the number of days until the Phase 2 Commencement Date occurs.
If the Phase 2 Commencement Date does not occur by July 8, 2017 because of a Lessor Delay, Lessee shall have the option to terminate this Lease at any time until the Phase 2 Commencement Date occurs. "Lessor Delay" shall mean any delay that is not a Tenant Delay or a Force Majeure Event (as defined in Paragraph 36 (g)) which is caused by Lessor and is within the control of Lessor. Upon such termination, neither party shall have further obligation under the lease, except for those provisions of the Lease that expressly survive termination of the Lease, and Tenant shall be entitled to the return of the Letter of Credit and any advance rent paid to Landlord. Such rent abatement and/or right of termination shall constitute Lessee's sole remedy for a delay in delivery of possession of the Premises and commencement of the term of this Lease.
(c)Lessee shall have the option to lease from Lessor on a month-to-month basis on the terms set forth in this Paragraph approximately 9,121 rentable square feet of office space within the second floor of 1505 O'Brien Drive which is adjacent to the Building and 525 O'Brien Drive (the "Temporary Space"). Lessee may exercise such option by written notice to Lessor delivered no later than October 1, 2016. The month to month lease for the Temporary Space shall be: (i) on a full service basis at $4.50 per rentable square foot per month; (ii) on the terms set forth in the form of month to month lease attached as Exhibit "I"; (iii) with an early access date of Nov 1, 2016 for the purpose of setting up furniture, equipment and IT; and (iv) rent commencement as of January 1, 2017.
(d)The Term of this Lease shall expire, unless sooner terminated in accordance with the provisions hereof or as permitted by law, on the last day of the one hundred twentieth (120th) full calendar month after the Phase 1 Commencement Date.
(e)Lessee shall have one (1) option to extend the Term of this Lease ("Extension Option") beyond the expiration of the Term for an additional period of sixty (60) months ("Extended Term") by giving Lessor written notice of such election ("Option Exercise Notice") not earlier than eighteen (18) months nor later than twelve (12) months prior to the expiration of the Lease Term. If Lessor does not receive the Option Exercise Notice within the time period provided above, all rights under the Extension Option shall terminate. Lessee shall have no right to exercise the Extension Option notwithstanding any provision in the grant to the contrary if Lessee does not then occupy more than fifty percent (50%) of the Premises or while Lessee is in default of this Lease after any applicable notice and cure period. The Extended Term shall be on the same terms and conditions as contained in this Lease except that (i) there shall be no further right to extend the Lease beyond the Extended Term, (ii) there shall be no initial rent concessions, tenant improvement allowance or obligation of Lessor to construct tenant improvements, and (iii) Monthly Base Rent during the Extended Term shall equal the Fair Market Rental Rate determined in accordance with this Paragraph. Lessor and Lessee agree to negotiate in good faith to determine the Monthly Base Rent based on the Fair Market Rental Rate within fifteen (15) days following the Notice Date. "Fair Market Rental Rate" shall mean the net effective rental rate per rentable square foot of the Premises taking into consideration the terms and conditions, including free rent, tenant improvement allowances, brokerage commissions, base years, construction time and all other lease concessions (an adjustment to the applicable Fair Market Rental Rate shall be made on a basis consistent with the adjustments commonly made in the market for comparable differences in concession packages), which non-renewing, non-equity tenants are receiving in an arm's length lease transaction for non-sublease space for an approximate sixty (60) month lease term in connection with the lease of comparable laboratory/office buildings in Menlo Park, California, as applicable including all relevant terms such as age, quality size, location, services, amenities, quality of construction and appearance. Subject to any confidentiality agreements, Lessor shall disclose to Lessee all relevant information concerning comparable transactions in the Park. If the parties are unable to agree upon the Monthly Base Rent for the Extended Term within thirty (30) days following the Notice Date ("Outside Agreement Date"), then each party shall submit to the other party a separate written determination of the Fair Market Rental Rate within fifteen (15) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the provisions below. Within fifteen (15) days thereafter, each party, at its own cost and by giving written notice to the other party, shall appoint a real estate appraiser with at least ten (10) years' full-time commercial real estate appraisal experience in San Mateo County. If a party does not appoint an independent appraiser on or before such fifteen (15) day period and if such failure continues for three (3) business days after written notice from the other party of such failure, then the single appraiser appointed shall be the sole appraiser. If there are two (2) appraisers appointed by the parties as stated above, the appraisers shall promptly meet. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate is the closer to the actual Fair Market Rental Rate as determined by the arbitrators, taking into account the requirements with respect thereto set forth above. The two (2) arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to which of Landlord's or Tenant's submitted Fair Market Rental Rate is closer to the actual Fair Market Rental Rate and shall select such closer determination as the Fair Market Rental Rate and notify Landlord and Tenant thereof. If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, within the time period provided above, then the parties shall mutually select the third arbitrator. If Landlord and Tenant are unable to agree upon the third arbitrator within ten (10) days after the fifteen (15) day period described above, then either party may, upon at least five (5) days' prior written notice to the other party, request the Presiding Judge of the San Mateo County Superior Court, acting in his private and nonjudicial capacity, to appoint the third arbitrator. Following the appointment of the third arbitrator, the panel of arbitrators shall within thirty (30) days thereafter reach a decision as to whether Landlord's or Tenant's submitted Fair Market Rental Rate shall be used and shall notify Landlord and Tenant thereof. No appraiser shall be employed by, or otherwise be engaged in business with or affiliated with, Landlord or Tenant. No appraiser shall have the power to change any provision of this Lease or to make any determination except as to Monthly Base Rent (and other components of the Fair Market Rental Rate) for the Extended Term in accordance with this Paragraph. The foregoing determination of Fair Market Rental Rate for the Extended Term shall be binding on Lessor and Lessee. The foregoing option to extend the term of the Lease for the Extended Term is personal to Grail, Inc. or a Permitted Transferee of Grail Inc. and may not be exercised or assigned, voluntarily or involuntarily, by or to any other person or entity or exercised for the occupancy of any other person or entity.
3.Early Access. Subject to Paragraph 13, Lessor shall permit Lessee to have access to Phase 1 Space during the thirty (30) days prior to the Phase 1 Commencement Date and access to Phase 2 Space during the thirty (30) days prior to the Phase 2 Commencement Date for the purpose of installing wiring, cabling, furniture and equipment in the Premises; provided that such access shall not interfere with Substantial Completion of Landlord Work and Tenant Improvements as to the portion of the Premises then under construction. Lessor shall use commercially reasonable efforts to provide such early access to that portion of the Phase 1 Space consisting of the Pre & Post PCR BSL2 and Accessioning areas as indicated on Exhibit "F-1". If Lessee's early access interferes with Substantial Completion of Landlord Work or the Tenant Improvements, Lessor may terminate Tenant's early access by 24 hours' written notice to Lessee until such interference is stopped. Base Rent and Operating Expenses shall not be payable during any early access period, but such early access shall be at Lessee's sole risk and subject to all the other provisions of this Lease, including without limitation prior delivery to Lessor of insurance certificates evidencing that Lessee has obtained the insurance required pursuant to this Lease. Lessee shall not conduct its business in the Premises at any time during this early access period.

In addition to the foregoing, Lessor shall have the right to impose such reasonable additional conditions on Lessee's early access as Lessor shall deem appropriate.
4.Monthly Base Rent.
(a)Commencing on dates indicated below and continuing on the first day of each calendar month thereafter until the end of the Term, Lessee shall pay to Lessor in monthly installments in advance the Monthly Base Rent for the Premises in lawful money of the United States as follows:

Months	Square Feet	$/SF/Mo./NNN	Monthly Base Rent
1-3	18,000/Phase l Space	$0	$0
4-Phase 2 Commencement Date (" P2 CD")	18,000	$4.25	$76,500.00
P2 CD - 24	71,239	$4.25	$302,766.00
25-36	71,239	$4.38	$312,027.00
37 - 48	71,239	$4.51	$321,288.00
49 - 60	71,239	$4.64	$330,549.00
61 - 72	71,239	$4.78	$340,522.00
73 - 84	71,239	$4.93	$351,208.00
85 - 96	71,239	$5.07	$361,182.00
97 - 108	71,239	$5.23	$372,580.00
109 - 120	71,239	$5.38	$383,266.00
Upon the execution and delivery of this Lease by Lessee, Lessee shall pay to Lessor (1) the cash sum of Seventy-Six Thousand Five Hundred Dollars ($76,500.00) representing the installment of Monthly Base Rent due for the fourth month following the Phase 1 Commencement Date. If the Phase 1 Commencement Date or the Phase 2 Commencement Date falls on any date other than the first day of a calendar month, then the pre-paid rent shall be credited to the partial first calendar month of the term and partially to the following month's rent. Thereafter, Monthly Base Rent shall be paid monthly in advance on the first day of each calendar month. Lessee shall also pay to Lessor upon execution and delivery of this Lease, the amount of Sixty-Nine Thousand Six Hundred and Four Dollars ($69,604.00), which amount shall be applied to the Additional Rent (as hereinafter defined) for the first calendar month of the Term. Lessee shall also deliver to Lessor upon the execution and delivery of this Lease the letter of credit in the amount of the Security Deposit (as defined in Paragraph 7 below).
5.Additional Rent; Operating Expenses and Taxes.
(a)In addition to the Monthly Base Rent payable by Lessee pursuant to Paragraph 4, commencing on the Phase 1 Commencement Date Lessee shall pay to Lessor, as "Additional Rent," (1) Lessee's Pro Rata Share of the Operating Expenses of the Property, (2) Lessee's pro rata share of the operating expenses for the Park of which the Property is a part (the "Park Expenses"), and (3) Lessee's Pro Rata Share of the Taxes (as defined in Paragraph 5(c) below). Lessee's pro rata share of the operating expenses of Menlo Business Park is 7.78%, based upon the ratio of the number of square feet of the Land allocable to the Property (3.68 acres) to the total number of square feet of land in Menlo Business Park (47.30 acres), as shown on Exhibit "B." The Park Expenses currently include maintenance of the common areas of Park, parking lot lighting (cost of electricity and maintenance of the fixtures), maintenance of the network conduit, all landscape maintenance and irrigation of the Park, Lessor's insurance coverages of the Park, and security patrol. The Park Expenses may include other commercially reasonable and customary items from time to time during the term of this Lease that would not be a cost excluded from the definition of Operating Expenses under this Lease.
(b)"Operating Expenses," as used herein, shall include all commercially reasonable and customary direct costs actually incurred by Lessor in the management, operation, maintenance, repair and replacement of the Property, including the cost of all maintenance, repairs, and restoration of the Property performed by Lessor pursuant to Paragraphs 14(b) and 14(c) hereof, as determined by generally accepted accounting principles, consistently applied ("GAAP") (unless excluded by this Lease), including, but not limited to:
Personal property taxes related to the Premises; any parking taxes or parking levies imposed on the Premises in the future by any governmental agency; a management fee charged for the management and operation of Menlo Business Park, in an amount equal to three percent (3%) of the total gross income received by Lessor from the Lessee (including Monthly Base Rent and Additional Rent), water and sewer charges; waste disposal; insurance premiums for insurance coverages maintained by Lessor pursuant to Paragraph 11(b) hereof; license, permit, and inspection fees related to Common Area improvements; charges for electricity, heating, air conditioning, gas, and any other utilities (including, without limitation, any temporary or permanent utility surcharge or other exaction); security; maintenance, repair, and replacement of the roof membrane; painting and repairing, interior and exterior; maintenance and replacement of floor and window coverings; repair, maintenance, and replacement of air-conditioning, heating, mechanical and electrical systems, elevators, plumbing and sewage systems; janitorial service; landscaping, gardening, and tree trimming; glazing; repair, maintenance, cleaning, sweeping, striping, and resurfacing of the parking area; exterior Building lighting and parking lot lighting; supplies, materials, equipment and tools in the maintenance of the Property and the cost of any other capital expenditures for any improvements or changes to the Building which are required by laws, ordinances, or other governmental regulations adopted after the Commencement Date, or for any items or capital expenditures voluntarily made by Lessor which are intended to reduce Operating Expenses (collectively, the "Permitted Capital Expenditures"). Notwithstanding the foregoing, if Lessor is required to or voluntarily incurs any capital expenses, Lessor shall, if the same constitutes a Permitted Capital Expenditure, amortize such expenses over the useful life of the capital repairs, replacements or improvements calculated in accordance with GAAP (together with interest on the unamortized balance at the rate equal to the effective rate of interest on Lessor's bank line of credit at the time of completion of said repairs, replacements or improvements, but in no event in excess of eight percent (8%) per annum) as an Operating Expense in accordance with GAAP. Operating Expenses shall also include any other expense or charge, whether or not described herein but which is not specifically excluded by other provisions of this Lease, which in accordance with GAAP would be considered an expense of managing, operating, maintaining, and repairing the Property.

(c)Real property taxes and assessments upon the Property, during each lease year or partial lease year during the term of this Lease are referred to herein as "Taxes."
As used herein, Taxes shall mean:
(1)all real estate taxes, assessments, charges and any other taxes which are levied or assessed against the Property including the Land, the Building, and all improvements located thereon, including any increase in Taxes resulting from a reassessment following any transfer of ownership of the Property or any interest therein or following any improvements to the Property, or improvements to Common Areas of Menlo Business Park which are for the beneficial use of all occupants of Menlo Business Park; and
(2)all other taxes which may be levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (1) upon the Property, and/or any legal or equitable interest of Lessor in any part thereof; or (2) upon this transaction or any document to which Lessee is a party creating or transferring any interest in the Property; and (3) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any tax previously included within the definition of "Taxes" or any tax the nature of which was previously included in the definition "Taxes."
Not included within the definition of "Taxes" are any net income, profits, transfer, franchise, estate, gift, rental income, or inheritance taxes imposed by any governmental authority. "Taxes" also shall not include penalties or interest charges assessed on delinquent Taxes so long as Lessee is not in default in the payment of Monthly Base Rent or Additional Rent.
With respect to any assessments which may be levied against or upon the Property, which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Property.
(d)The following costs ("Costs") shall be excluded from the definition of Operating Expenses:
(1)Costs occasioned by the act, omission or violation of law by Lessor, any other occupant of Menlo Business Park, or their respective agents, employees or contractors;
(2)Costs for which Lessor receives reimbursement from others, including reimbursement from insurance;
(3)Interest, charges and fees incurred on debt or payments on any deed of trust or ground lease on the Property, or Menlo Business Park;

(4)Advertising or promotional costs or other costs incurred by Lessor in procuring tenants for the Property or other portions of Menlo Business Park;
(5)Costs incurred in repairing, maintaining or replacing any structural elements of the Building for which Lessor is responsible pursuant to Paragraph 14(a) hereof;
(6)Any wages, bonuses or other compensation of employees above the grade of building manager and any executive salary of any officer or employee of Lessor or for employees to the extent not stationed at Menlo Business Park , including fringe benefits other than insurance plans and tax-qualified benefit plans, or any fee, profit or compensation retained by Lessor or its affiliates for management and administration of the Property in excess of the management fee referred to in Paragraph 5(b) of this Lease;
(7)General office overhead and general and administrative expenses of Lessor, except as specifically provided in Paragraph 5;
(8)Leasing expenses and broker commissions payable by Lessor;
(9)Costs occasioned by casualties or by the exercise of the power of eminent domain;
(10)Costs to correct any construction defect in the Building or the Premises existing on the Commencement Date;
(11)Costs of any renovation, improvement, painting or redecorating of any portion of the Property or the Menlo Business Park not made available for Lessee's use;
(12)Costs incurred in connection with negotiations or disputes with any other occupant of the Menlo Business Park and Costs arising from the violation by Lessor or any other occupant of the Menlo Business Park of the terms and conditions of any lease or other agreement;
(13)Costs incurred in connection with the presence of any Hazardous Materials on the Property or on other property in Menlo Business Park that were not caused by or the result of a release by Lessee or its employees, agents, contractors, invitees , sublessees, successors or assigns; and
(14)Expense reserves; and
(15)Capital costs, except for Permitted Capital Expenditures.
(16)capital expenditures for expansion of the Property;
(17)depreciation of the Property;
(18)legal and other expenses incurred in the negotiation or enforcement of leases;
(19)salaries, wages, benefits and other compensation paid to officers and employees of Lessor who are not assigned in whole or in part to the operation, management,

maintenance or repair of the Property (with the costs to be pro-rated if such officers and employees are assigned to the Property only in part);
(20)penalties, fines or interest incurred as a result of Lessor's inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Lessor's failure to make any payment of Taxes required to be made by Lessor hereunder before delinquency;
(21)overhead and profit increment paid to Lessor or to subsidiaries or affiliates of Lessor for goods and/or services in or to the Property to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;
(22)costs of Lessor's charitable or political contributions, or of fine art maintained at the Property;
(23)costs incurred in the sale or refinancing of the Property;
(24)net income taxes of Lessor or the owner of any interest in the Property, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Property or any portion thereof or interest therein;
(25)any costs incurred to remove, study, test, remediate or otherwise related to the existence of Hazardous Materials which was in existence in the Property prior to the applicable Commencement Date, and was of such a nature that a federal,·state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then existed in the Property, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto; and costs incurred with respect to Hazardous Materials, which Hazardous Materials are brought onto the Property after the date hereof by Lessor or anyone other than Lessee or its agents, contractors or invitees and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that they then exist in the Property, would have then required the removal, remediation or other action with respect thereto;
(26)any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Property under leases for space in the Property.
(27)any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(28)the wages and benefits attributable to personnel above the level of Property manager or Property engineer or Property accountant or bookkeeper;
(29)all items and services for which Lessee or any other tenant in the Property reimburses Lessor or which Lessor provides selectively to one or more tenants (other than Lessee) without reimbursement;

(30)any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(31)costs for extra or after-hours HVAC, utilities or services which are provided to Lessee and/or any occupant of the Building and as to which :Lessee or such other occupants are separately charged and the applicable amounts are paid by Lessee or such other occupants;
(32)late charges, penalties, liquidated damages, and interest;
(33)in-house legal and/or accounting (as opposed to office building bookkeeping) fees; and
(34)costs associated with material portions of the Common Areas dedicated for the exclusive use of other tenants of the Property, except to the extent Lessee is given its pro-rata share (rentable square feet in the Premises in relation to rentable square feet in the Property) of comparable Common Areas;
(35)costs of signs in or on the Building identifying the owner of the Building or other tenants' signs;
(36)costs due to violations by Lessor of any covenants, conditions and restrictions or to create any future covenants, conditions and restrictions;
(37)to the extent applicable, electric power costs or other utility costs for which any tenant directly contracts with the local public service company;
(38)all assessments and premiums which are not specifically charged to Lessee because of what Lessee has done, which can be paid by Lessor in installments, shall be paid by Lessor in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of the comparable properties in the general vicinity of the Property) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid;
(39)any entertainment, dining or travel expenses for any purpose;
(40)the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Lessee, other tenants, and occupants of the Property;
(41)costs reimbursed to Lessor under any warranty carried by Lessor for the Property;
(42)costs of tenant parties;
(43)any "validated" parking for any entity;
(44)costs of any "tap fees" or any sewer or water connection fees for the benefit of any particular tenant in the Building or the Property;
(45)costs of magazine and newspaper subscriptions;

Lessor shall reduce the amount of the Operating Expenses by any refund Lessor or Lessor's managing agent receives for any costs, goods, services, utilities or expenditures previously included in Operating Expenses.
Lessor shall not collect Operating Expenses from Lessee or any other lessees of the Property in an amount which is in excess of 100% of the Operating Expenses actually paid by Lessor in connection with the Property, and Lessor shall make no profit from the collection of Operating Expenses. All costs payable by Lessee to Lessor under this Lease shall be on an actual cost basis. Lessor shall equitably allocate Operating Expenses if other buildings are constructed in the Property for use by lessees other than Lessee.
(e)Prior to the execution of this Lease, Lessor has delivered to Lessee Lessor's estimate of 2016 Operating Expenses, Taxes and Park Expenses. Throughout the term of this Lease, as close as·reasonably possible after the end of each calendar year thereafter but no later than April 1 of the following year, Lessor shall notify Lessee of the Operating Expenses, Taxes and Park Expenses estimated by Lessor for each following calendar year. Concurrently with such notice, Lessor shall provide a description of such Operating Expenses, Taxes and Park Expenses. Commencing on the Commencement Date, and on the first (1st) day of each calendar month thereafter, Lessee shall pay to Lessor, as Additional Rent, one-twelfth (1/12th) of the estimated Operating Expenses, Taxes and Park Expenses; provided, that the pre-paid Additional Rent (see Section 4) shall be credited toward the payment due on the Commencement Date, and if the Commencement Date falls on any date other than the first day of a calendar month, then the pre-paid Additional Rent shall be credited to the partial first calendar month of the term and partially to the following month's Additional Rent payment. If at any time during any such calendar year, Lessor reasonably determines that the Operating Expenses, Taxes or Park Expenses for such year will vary from Lessor's estimate, Lessor may, by written notice to Lessee, revise Lessor's estimate for such year and the Additional Rent payments by Lessee for such year shall thereafter be based upon such revised estimate. Lessor shall furnish to Lessee with such revised estimate written verification showing that the actual Operating Expenses, Taxes or Park Expenses are greater than or equal to Lessor's estimate. The increase in the monthly installments of Additional Rent resulting from Lessor's revised estimate shall not be retroactive, but the Additional Rent for each calendar year shall be subject to adjustment between Lessor and Lessee after the close of the calendar year, as provided below.
Within approximately ninety (90) days after the expiration of each calendar year of the term, Lessor shall furnish Lessee a statement certified by a responsible employee or agent of Lessor (the "Operating Statement") with respect to such year, prepared by an employee or agent of Lessor, showing the actual Operating Expenses, Taxes and Park Expenses for such year broken down by component expenses, and the total payments made by Lessee for such year on the basis of any previous estimate of such Operating Expenses, Taxes and Park Expenses, all in sufficient detail for verification by Lessee. Unless Lessee raises any objections to the Operating Statement within twelve (12) months after receipt of the same, such statement shall conclusively be deemed correct and Lessee shall have no right thereafter to dispute such statement or any item therein or the computation of Operating Expenses and/or Taxes and/or Park Expenses. Upon giving Lessor five (5) days advance written notice, Lessee or its accountants shall have the right to inspect and audit Lessor's books and records with respect to the Operating Statement in an office of Lessor located in California, or Lessor's agent located in California, during normal business hours, once each Lease Year to verify actual Operating Expenses and/or Taxes and/or Park Expenses. Should Lessee retain any accountant or accounting firm to audit or inspect Lessor's books and records pursuant to this Paragraph 5(e), such accountant or accounting firm shall be one of national or regional standing and retained on an hourly rate basis or based upon a fixed fee and may be paid on a contingency basis. Lessor's books and records shall be kept in accord with GAAP. If Lessee's audit of the Operating Expenses and/or Taxes and/or Park Expenses for any year reveals a net overcharge of more than four percent (4%), Lessor shall promptly reimburse Lessee for the cost of the audit; otherwise, Lessee shall bear the cost of Lessee's audit. If Lessee reasonably objects to Lessor's Operating Statement, Lessee shall nonetheless continue to pay on a monthly basis the Operating Expenses, Taxes and Park Expenses based upon the Lessor's most current estimate until such dispute is resolved. Notwithstanding anything in this Lease to the contrary, Lessee's right to audit Lessor's books and records pursuant to this Paragraph shall be limited to no more than once per calendar year during the Term as may be extended.
If Lessee's Pro Rata Share of the Operating Expenses and Taxes and Lessee's pro rata share of Park Expenses for any year as finally determined exceed the total payments made by Lessee for such year based on Lessor's estimates, Lessee shall pay to Lessor the deficiency, within thirty (30) days after the receipt of Lessor's Operating Statement. If the total payments made by Lessee based on Lessor's estimate of the Operating Expenses and/or Taxes and/or Park Expenses exceed the Lessee's Pro Rata Share of Operating Expenses and/or Taxes and/or Lessee's pro rata share of Park Expenses, Lessee's extra payment, plus the cost of an audit which is the responsibility of Lessor as set forth herein, if any, shall be credited against payments of Monthly Base Rent and Additional Rent next due hereunder or returned within thirty (30) days if the term has expired or this Lease has been terminated.
Notwithstanding the expiration or termination of this Lease, within thirty (30) days after Lessee's receipt of Lessor's Operating Statement or the completion of Lessee's audit regarding the Operating Expenses and/or Taxes and/or Park Expenses for the calendar year in which this Lease terminates, Lessee shall pay to Lessor or shall receive from Lessor, as the case may be, an amount equal to the difference between the Operating Expenses and/or Taxes and/or Park Expenses for such year, as finally determined, and the amount previously paid by Lessee on account thereof (prorated to the expiration date or the termination date of this Lease).
6.Payment of Rent.
(a)All rent shall be due and payable in lawful money of the United States of America at the address of Lessor set forth in Paragraph 24, "Notices," without, except as otherwise provided herein, deduction or offset and without prior demand or notice, unless otherwise specified herein. Monthly Base Rent and Additional Rent shall be payable monthly, in advance, on the first day of each month. Additional Rent shall be payable monthly, in advance, on the first day of each month for the entire Premises for the entire term of his Lease. Lessee's obligation to pay rent for any partial month at the commencement of the term, for any partial month immediately prior to a rental adjustment date (if the rental adjustment date is other than the first day of the calendar month), and for any partial month at the expiration or termination of the term shall be based upon the number of days in such month.
(b)If any installment of Monthly Base Rent, Additional Rent or any other sum due from Lessee is not received by Lessor within five (5) days after the same is due, Lessee shall pay to Lessor an additional sum equal to five percent (5%) of the amount overdue as a late charge; provided, however, that on no more than one (1) occasion during the first twelve (12) months following the Phase 1 Commencement Date Lessor shall not impose such late charge unless such delinquent sum is not paid within five (5) days after written notice from Lessor. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of the late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of Lessee's default with respect to the overdue amount. Any amount not paid within ten (10) days after Lessee's receipt of written notice that such amount is due shall bear interest from the date due until paid at the lesser rate of (1) the prime rate of interest as published in the "Wall Street Journal," plus two percent (2%) or (2) the maximum rate allowed by law (the "Interest Rate"), in addition to the late payment charge.
7.Security Deposit. Lessee shall deposit with Lessor (i) within fifteen (15) days after execution of this Lease, the sum of One Million Two Hundred Twenty-Eight Thousand Six Hundred Fourteen Dollars ($1,228,614.00) in the form of a letter of credit substantially in the form attached hereto as Exhibit "G." (the "Letter of Credit") and (ii) upon execution of this Lease, a cash security deposit in the amount of Six Hundred Fourteen Thousand Dollars ($614,000.00) (collectively, the "Security Deposit"), as security for Lessee's faithful performance of Lessee's obligations under this Lease. If Lessee fails to pay Monthly Base Rent or Additional Rent or charges due hereunder within applicable notice and cure periods, or otherwise defaults under this Lease (as defined in Paragraph 22), Lessor may use, apply or retain all or any portion of said Security Deposit to the extent reasonably necessary to cure the default, for the payment of any amount due Lessor, and to reimburse or compensate Lessor for any liability, cost, expense, loss or damage (including attorneys' fees) which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within ten (10) days after written request therefor deposit with Lessor the amount sufficient to restore the Security Deposit to the amount then required by this Lease. Lessor shall not be required to keep all or any part of the Security Deposit separate from its general accounts. In no event or circumstance shall Lessee have the right to any use of the Security Deposit and, specifically, Lessee may not use the Security Deposit as a credit or to otherwise offset any payments required hereunder, including, but not limited to, rent or any portion thereof. Lessee waives (i) California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws"), and (ii) any and all rights, duties and obligations either party may now has, or in the future will have, relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary herein, the Security Deposit may be retained and applied by Lessor (a) to offset rent which is unpaid either before or after termination of this Lease, and (b) against other damages suffered by Lessor before or after termination of this Lease. No part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any moneys to be paid by Lessee under this Lease. So long as Lessee has not failed to cure any default after applicable notice and cure periods prior to the fifth (5th) anniversary of the Phase 1 Commencement Date, on the fifth (5th) anniversary of the Phase 1 Commencement Date, Lessee may reduce the amount of the Letter of Credit by Three Hundred Seven Thousand Dollars ($307,000.00). On each anniversary of the Phase 1 Commencement Date thereafter, so long as Lessee has not failed to cure any default after applicable notice and cure periods during the prior twelve (12) months, Lessee may reduce the amount of the Letter of Credit by Three Hundred Seven Thousand Dollars ($307,000.00) until the balance of the Letter of Credit is zero. The cash portion of the Security Deposit shall be held by Lessor in accordance with the provisions above.
8.Use. Lessee may only use and occupy the Premises for office, biotechnology, research and development or laboratories and related uses which are permitted by applicable zoning ordinances and the covenants, conditions, and restrictions for Menlo Business Park and which are approved by Lessor in writing, and for no other use or purpose without Lessor's prior written consent; provided, that the use of the Premises for the manufacture of integrated circuits is expressly prohibited . Any use of the Premises by Lessee or by any sublessee or assignee approved by Lessor pursuant to Paragraph 17 shall comply with the provisions of this Paragraph 8.
9.Hazardous Materials.
(a)The term "Hazardous Materials" as used in this Lease shall include any substance defined or regulated as radioactive, flammable, toxic, a biohazard, medical waste, "hazardous material", "extremely hazardous material", "hazardous waste", "hazardous substance," "toxic substance," "industrial process waste," or "special waste" in any Environmental Laws as hereafter defined. Hazardous Materials shall include, but not be limited to, petroleum, gasoline, natural gas, natural gas liquids, liquefied natural gas, synthetic gas, and/or crude oil or any products, by-products or fractions thereof and asbestos.
(b)Lessee shall not engage in any activity in or on the Premises or the Property which constitutes a Reportable Use of Hazardous Materials without the express prior written consent of Lessor and timely compliance (at Lessee's expense) with all Environmental Laws. "Reportable Use" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that require a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises or the Property of Hazardous Materials with respect to which any Environmental Law requires that a notice be given to persons entering or occupying the Premises, or the Property, or neighboring properties. Notwithstanding the foregoing, Lessee may use the Hazardous Materials on the Premises that are listed on Exhibit "E" attached hereto and incorporated by reference herein (which list may be updated by Lessee from time to time during the Lease Term upon written notice to Lessor and subject to Lessor's express prior written consent which shall be granted so long as such use is in compliance with all Environmental Laws, and does not expose the Premises, or the Property, or neighboring property to any unusual or atypical risk of contamination or damage or expose Lessor to any liability therefor), and any ordinary and customary office supplies, cleaning materials, and other materials reasonably required to be used in the normal course of Lessee's agreed use of the Premises. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional, commercially reasonable assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and the Property, and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of any protective modifications installed by Lessee (such as concrete encasements).
(c)"Environmental Laws" shall mean and include any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§ 25100 et seq., §§ 25300 et seq., Sections 25281(f) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§ 9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§ 6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§ 1801 et seq., the Federal Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§ 401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.
(d)If Lessee knows, or has reasonable cause to believe, that Hazardous Materials have come to be located in, on, under or about the Premises or the Property that constitutes a Reportable Use, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Materials.
(e)Lessee and Lessee's agents, employees, and contractors shall not cause any Hazardous Materials to be discharged or released into the Building or into the plumbing or sewage system of the Building or into or onto the Land underlying or adjacent to the Building in violation of any Environmental Laws. Lessee shall promptly, at Lessee's expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination in violation of Environmental Laws or the terms of this Lease caused by Lessee or caused by any of Lessee's employees, agents, or contractors, and for the maintenance, security and/or monitoring of the Premises, the Property, or neighboring properties if such contamination is caused by a release or emission of any Hazardous Materials by Lessee or by any of Lessee's employees, agents, or contractors.
(f)Lessee shall indemnify, defend and hold Lessor and its agents, employees, and lenders and the Premises and the Property harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) (collectively, "Claims")

arising during or after the term of this Lease out of or involving any Hazardous Materials brought on to the Premises, the Property, or Menlo Business Park by or for Lessee or Lessee's agents, contractors, employees or invitees in violation of Environmental Laws or the terms of this Lease; in no event shall Lessee be responsible for any pre-existing Hazardous Materials nor any Hazardous Materials contamination not caused by Lessee or its agents, contractors or invitees. Lessee's obligations under this Paragraph 9(f) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation (including consultants' and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, as required by Environmental Laws, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Materials, unless specifically so agreed by Lessor in writing at the time of such agreement.
(g)Lessor represents and warrants to Lessee that, to Lessor's actual knowledge , the Property does not currently contain any Hazardous Materials in violation of any existing Environmental Laws. Lessor shall not cause any Hazardous Materials to be brought upon, kept or used in connection with the Property by Lessor, its agents, employees or contractors in a manner or for a purpose prohibited by any Environmental Laws. Lessor shall The provisions of this paragraph will survive the expiration or earlier termination of this Lease.
10.Taxes on Lessee's Property. Lessee shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied , assessed, or imposed and which become payable during the Term and any extension thereof upon Lessee's equipment, fixtures, furniture, and personal property installed or located on the Premises.
11.Insurance.
(i)     Types of Insurance: Lessee shall maintain in full force and effect at all times during the Term of this Lease, at Lessee's sole cost and expense, for the protection of Lessee and Lessor, as their interests may appear, policies of insurance issued by a carrier or carriers reasonably acceptable to Lessor and its lender(s) which afford the following coverages:
(ii)     Commercial general liability insurance naming the Lessor as an additional insured against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Lessee's use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000). Such liability insurance shall be primary and not contributing to any insurance available to Lessor and Lessor's insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Lessee under this Lease.
(iii)   Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures, and personal property located on or in the Premises for perils covered by the causes of loss - special form (all risk) and in addition coverage for earthquake and terrorism and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing. Notwithstanding anything to the contrary set forth herein, for such personal property insurance, Lessee shall have the right to self-insure solely as to coverage for earthquake so long as Lessee maintains a cash balance of no less than Twenty-Five Million Dollars ($25,000,000.00) (as evidenced by Lessee's bank statements delivered within fifteen (15) days after written request by Lessor, which request may be made no more frequently than every twelve (12) months. In the event that Lessee elects to self-insure as set forth above and a claim occurs for which Lessee has indemnified Lessor hereunder and a defense and/or coverage would have been available from the insurance company, Lessee shall: (i) undertake the defense of any such claim, including a defense of Lessor, at Lessee's' sole cost and expense; and (ii) use its own funds to pay any such claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Lessee to so self-insure.
(iv)    Business interruption and extra expense insurance in such amounts to reimburse Lessee for direct or indirect loss attributable to all perils commonly insured against by prudent lessees or attributable to prevention of access to the Premises or the Building as result of such perils.
(v)     Workers' compensation insurance in accordance with statutory law and employers' liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.
(vi)     Such other insurance as Lessor deems necessary and prudent (so long as comparable to that carried by other landlords of comparable property in the general vicinity of the Park) or required by Lessor's beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises.
(b)Insurance Policies: The policies required to be maintained by Lessee shall be with companies rated A-X or better by A.M. Best. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Certificates of insurance (certified copies of the policies may be required) shall be delivered to Lessor prior to the commencement date and annually thereafter within fifteen (15) days prior to the policy expiration date. Lessee shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Lessor as required by this Lease. Each policy of insurance shall provide notification to Lessor at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage but only if such prior notification is available from the insurance company, and then to the extent such prior notice is available from the insurance company.
(c)Additional Insureds and Coverage: Lessor, any property management company and/or agent of Lessor for the Premises, the Building, the Lot or the Park, and any lender(s) of Lessor having a lien against the Premises, the Building, the Lot or the Park shall be named as additional insureds under all of the policies required in Section 12.1(ii) above. Additionally, such policies shall provide for severability of interest. All insurance to be maintained by Lessee shall, except for workers' compensation and employer's liability insurance, be primary, without right of contribution from insurance maintained by Lessor. Any umbrella/excess liability policy (which shall be in "following form") shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Lessee shall not limit Lessee's liability under this Lease. It is not contemplated or anticipated by the parties that the aforementioned risks of loss be borne by Lessor's insurance carriers, rather it is contemplated and anticipated by Lessor and Lessee that such risks of loss be borne by Lessee's insurance carriers pursuant to the insurance policies procured and maintained by Lessee as required herein.
(d)Failure of Lessee to Purchase and Maintain Insurance: In the event Lessee does not purchase the insurance required in this Lease or keep the same in full force and effect throughout the Term of this Lease (including any renewals or extensions), Lessor may, but without obligation to do so, purchase the necessary insurance and pay the premiums therefor. If Lessor so elects to purchase such insurance, Lessee shall promptly pay to Lessor as Additional Rent, the amount so paid by Lessor, upon Lessor's demand therefor. In addition, Lessor may recover from Lessee and Lessee agrees to pay, as Additional Rent, any and all Enforcement Expenses and damages which Lessor may sustain by reason of Lessee's failure to obtain and maintain such insurance. If Lessee fails to maintain any insurance required in this Lease, Lessee shall be liable for all losses, damages and costs resulting from such failure.
(e)Lessor's Insurance: Lessor shall obtain and carry in Lessor's name, as insured, as an Operating Expense of the Property to the extent provided in Section 6, during the Term, "all risk" property insurance coverage (with rental loss insurance coverage for a period of one (1) year), flood insurance, public liability and property damage insurance, and insurance against such other risks or casualties as Lessor shall reasonably determine, including, but not limited to, insurance coverages required of Lessor by the beneficiary of any deed of trust which encumbers the Premises, including earthquake insurance coverage insuring Lessor's interest in the Premises (including any other leasehold improvements to the Premises constructed by Lessor or by Lessee with Lessor's prior written approval) in an amount not less than the full replacement cost of the Building. The proceeds of any such insurance shall be payable solely to Lessor and Lessee shall have no right or interest therein. Lessor shall have no obligation to insure against loss by Lessee to Lessee's equipment, fixtures, furniture, inventory, or other personal property of Lessee in or about the Premises occurring from any cause whatsoever.
12.Indemnification.
(a)Lessee shall indemnify, defend, and hold harmless Lessor from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work, or thing done or permitted by Lessee in or about the Premises, the Property or the Park, and (2) bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the acts or omissions of Lessee, its employees, agents or contractors. Lessee also waives all claims against Lessor and its employees, agents and contractors for damages to property, or to goods, wares, and merchandise stored in, upon, or about the Premises or the Property, and for injuries to persons in, upon, or about the Premises or the Property from any cause arising at any time, except to the extent covered by an express indemnity provision of this Lease or caused by the active negligence or willful misconduct of Lessor or its employees, agents or contractors.
(b)Lessor shall indemnify, defend, and hold harmless Lessee from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work, or thing done by Lessor in or about the Premises or the Property, and (2) bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the active negligent acts of Lessor, its employees, agents or contractors.
(c)In the absence of comparative or concurrent negligence on the part of Lessee or Lessor, their respective agents, affiliates, and subsidiaries, or their respective officers, directors, members, employees or contractors, the foregoing indemnities by Lessee and Lessor shall also include reasonable costs, expenses and attorneys' fees incurred in connection with any indemnified claim or incurred by the indemnitee in successfully establishing the right to indemnity. The indemnitor shall have the right to assume the defense of any claim subject to the foregoing indemnities with counsel reasonably satisfactory to the indemnitee. The indemnitee agrees to cooperate fully with the indemnitor and its counsel in any matter where the indemnitor elects to defend, provided the indemnitor shall promptly reimburse the indemnitee for reasonable costs and expenses incurred in connection with its duty to cooperate.
The foregoing indemnities shall survive the expiration or earlier termination of this Lease and are conditioned upon the indemnitee providing prompt notice to the indemnitor of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnities, along with sufficient details that will enable the indemnitor to make a reasonable investigation of the claim.
When the claim is caused by the joint negligence or willful misconduct of Lessee and Lessor or by the indemnitor party and a third party unrelated to the indemnitor party (except indemnitor's agents, officers, employees or invitees), the indemnitor's duty to indemnify and defend shall be proportionate to the indemnitor's allocable share of joint negligence or willful misconduct.
(d)Lessor shall not be liable to Lessee for any damage because of any act or negligence of any other occupant of the Building or any other owner or occupant of adjoining or contiguous property, nor for overflow, breakage, or leakage of water, steam, gas, or electricity from pipes, wires, or otherwise in the Premises or the Building, except to the extent caused by the gross negligence or willful misconduct of Lessor or Lessor's employees, agents, or contractors. Except as otherwise provided herein, Lessee will pay for damage to the Premises or the Property caused by the misuse or neglect of the Premises or the Property by Lessee or its employees, agents, or contractors, including, but not limited to, the breakage of glass in the Building.
13.Tenant Improvements. Subject to the terms of the Work Letter, Lessor shall: (i) cause to be constructed the Landlord Work and Tenant Improvements to the Phase 1 Space described in the Work Letter, including on Exhibits "F-1" through "F-3"; (ii) cause to be constructed the Landlord Work and Tenant Improvements to the Phase 2 Space described in the Work Letter, including on Exhibits "F-1" through "F-3". The work to be performed by Lessor pursuant to this Paragraph (collectively, the "Initial Improvement Work") shall be performed in accordance with the Work Letter. Upon at least twenty-four (24) hours prior written notice to Lessee, Lessor may impose temporary commercially reasonable restrictions on Lessee's access to certain portions of the Phase 1 Space and other portions of the Premises as reasonably necessary for Lessor to perform certain of the Initial Improvement Work, such as installation of the generator, installation of certain HVAC units and performance of certain ADA (as defined in Paragraph 14(j)) work to the exterior of the Building.
14.Maintenance and Repairs; Alterations; Surrender and Restoration.
(a)Lessor shall, at Lessor's sole expense (and not as part of Operating Expenses), keep in good order, condition, and repair and replace when necessary, the structural elements of the roof (excluding the roof membrane which Lessor shall maintain, but the cost of which shall be included as an Operating Expense as permitted under Paragraph 5), the structural elements of the foundation and exterior walls (except the interior faces thereof) of the Building, and other structural elements of the Building and the Property as "structural elements" are defined in building codes applicable to the Building, excluding any alterations, structural or otherwise, made by Lessee to the Building which are not approved in writing by Lessor prior to the construction or installation thereof by Lessee. Lessor shall perform and construct, and Lessee shall not be responsible for performing or constructing, any repairs, maintenance, or improvements (1) required as a result of any casualty damage (not caused by the willful or negligent acts or omissions of Lessee or its employees, agents, contractors or invitees), which shall be subject to Paragraph 20 below, or as a result of any taking pursuant to the exercise of the power of eminent domain, or (2) for which Lessor has a right of reimbursement from third parties based on construction or other warranties, contractor guarantees, or insurance claims.
(b)Lessor shall provide or cause to be provided and shall supervise the performance of, as an Operating Expense of the Property to the extent permitted under Paragraph 5 hereof, all services and work relating to the operation, maintenance, repair, and replacement, as needed, of the Property, including the HVAC, mechanical, electrical, and plumbing systems in the Building (collectively, "Building Systems"); the interior of the Building; the roof membrane; the outside areas of the Property; the janitorial service for the Property (but not the interior of the Building); landscaping, tree trimming, resurfacing and restriping of the parking lot, repairing and maintaining the walkways; exterior building painting, exterior building lighting, parking lot lighting, and exterior security patrol. In the event Lessee provides Lessor with written notice of the need for any repairs, Lessor shall commence any such repairs promptly following receipt by Lessor of such notice and Lessor shall diligently prosecute such repairs to completion.
(c)Subject to the foregoing and except as provided elsewhere in this Lease, Lessee shall at all times use and occupy the Premises in a manner which keeps the Premises in good and safe order and condition including providing janitorial services for the interior of the Building. Lessor shall execute and maintain in full force and effect throughout the term as an Operating Expense of the Property to the extent permitted under Paragraph 5 a service contract with a recognized air conditioning service company. Lessor may, if Lessor determines that it is necessary to do so, obtain on a semi-annual basis an inspection report of the HVAC system from a separate HVAC service firm designated by Lessor for the purpose of monitoring the performance of the HVAC maintenance and repair work performed by the HVAC service firm which performs the regular repair and maintenance. The cost of such inspection report shall be an Operating Expense pursuant to Paragraph 5. Subject to the release of claims and waiver of subrogation contained in Paragraphs 11(c) and 11(d), if Lessor is required to make any repairs to the Property by reason of Lessee's negligent acts or omissions, Lessor may add the cost of such repairs to the next installment of rent which shall thereafter become due, and Lessee shall promptly pay the same upon receipt of an invoice therefor.
(d)Lessee may, from time to time, at its own cost and expense and without the consent of Lessor make nonstructural alterations to the interior of the Premises which do not affect the Building Systems, the cost of which in any one instance is Fifty Thousand Dollars ($50,000) or less, and the aggregate cost of all such work during the Term this Lease does not exceed Two Hundred Fifty Thousand Dollars ($250,000) (collectively, "Exempted Alterations"), provided Lessee first notifies Lessor in writing of any Exempted Alterations. Otherwise, Lessee shall not make any additional alterations, improvements, or additions to the Premises without delivering to Lessor a complete set of plans and specifications for such work, obtaining and delivering copies to Lessor of all permits or other governmental approvals (if any) required for such work and obtaining Lessor's prior written consent thereto, which approval shall not be unreasonably withheld, conditioned or delayed. Failure by Lessor to respond within ten (10) days to Lessee's request for approval shall be deemed Lessor's approval of such alteration by Lessor only if Lessee provided such request in writing via personal delivery to an officer of Tarlton Properties, Inc. All alterations and additions shall be installed by a licensed contractor approved by Lessor, at Lessee's sole expense in compliance with all applicable laws, rules, regulations and ordinances. Lessee shall keep the Premises and the Property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Lessee. For any alterations other than Exempted Alterations, Lessee shall pay a fee to Tarlton Properties, Inc. for Landlord's oversight of such alterations at a fee equal to five percent (5%) of hard construction costs (i.e., the amounts paid to any general contractor, subcontractors, vendors, and suppliers for labor and materials for the construction of the alterations or improvements). Lessor may condition its consent to, among other things, Lessee agreeing in writing to remove any such alterations prior to the expiration of the Lease term and Lessee agreeing to restore the Premises to its condition prior to such alterations at Lessee's expense, but only if in Lessor's reasonable and good faith discretion such alterations would decrease the value or re-leasibility of the Premises. Lessor shall advise Lessee in writing at the time consent is granted whether Lessor reserves the right to require Lessee to remove any alterations from the Premises prior to the expiration or sooner termination of this Lease.
All alterations, trade fixtures and personal property installed in the Premises solely at Lessee's expense shall during the term of this Lease remain Lessee's property and Lessee shall be entitled to all depreciation, amortization and other tax benefits with respect thereto (excluding the Tenant Improvements).
(e)Lessee shall, at Lessee's sole cost and expense, fully, diligently and in a timely manner, comply with all present and future "Laws," which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, orders, covenants, permits of all governmental agencies and authorities, easements and restrictions of record, the requirements of any applicable fire insurance underwriter or rating bureau or board of fire underwriters, relating in any manner to Lessee's use or occupancy of the Premises (including but not limited to the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Materials (which are addressed in Paragraph 9 hereof)), now in effect or which may hereafter come into effect. Lessee shall, within five (5) days after receipt of Lessor's written request, provide Lessor with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Lessee's compliance with any Laws specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Lessee or the Premises to comply with any Laws. Notwithstanding the foregoing, any structural changes or other changes to the Property of any nature which would be considered a capital expenditure under GAAP to the Premises shall be made by Lessor at Lessee's expense if such structural changes are required by reason of the specific nature of the use of the Premises by Lessee. If such changes are not required by reason of the specific nature of Lessee's use of the Premises and are capital expenditures, the cost of such changes shall be treated as an Operating Expense and amortized in accordance with the provisions of Paragraph 5(b).
(f)Subject to Paragraph 31 (including Lessee's Secured Area protections), Lessor, Lessor's agents, employees, contractors and designated representatives, and the holders of any mortgages, deeds of trust or ground leases on the Premises ("Lenders") shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times after at least 24 hours prior notice to Lessee, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease and all Laws, and Lessor shall be entitled to employ experts and/or consultants in connection therewith to advise Lessor with respect to Lessee's activities, including but not limited to Lessee's installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a default or breach of this Lease by Lessee or a violation of Laws or a contamination, caused or materially contributed to by Lessee, is found to exist or to be imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination. In such case, Lessee shall upon request reimburse Lessor or Lessor's Lender, as the case may be, for the costs and expenses of such inspections.
(g)During the term of this Lease, Lessee shall comply, at Lessee's expense, with all of the covenants, conditions, and restrictions affecting the Premises which are recorded in the Official Records of San Mateo County, California, and which are in effect as of the date of this Lease.
(h)Lessee shall surrender the Premises by the last day of the lease Term or any earlier termination date, with all of the improvements to the Premises, parts, and surfaces thereof clean and free of debris and in good operating order, condition, and state of repair, ordinary wear and tear excepted. Lessee's failure to surrender the Premises in accordance with the terms and conditions of this Lease, including, without limitation, this Paragraph 14(h) shall be deemed to be a material default under the Lease. "Ordinary wear and tear" shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Lessee performing all of its obligations under this Lease. Notwithstanding the foregoing, prior to the last day of the Term (or earlier termination of the Lease), Lessee shall (i) restore all walls in the Premises to the same condition existing immediately following completion of the Tenant Improvements, including patching and sanding all holes to match the original texture of the walls and touch-up painting to match the original paint; (ii) replace any broken, chipped, stained or discolored ceiling tiles in the Premises to match the existing tiles; and (iii) vacuum and steam clean all carpets and remove all stains, and throughout the term of the Lease purchase an excess of five percent (5%) of any carpet that is installed in the Premises and deliver such excess carpet to Lessor upon surrender if such carpet is still installed in the Premises. In addition to the foregoing, the obligations of Lessee shall include the repair of any damage occasioned by the installation, maintenance, or removal of Lessee's trade fixtures, furnishings, equipment, and alterations, and, subject to Lessee's right not to remove certain alterations in accordance with subparagraph (d) above, the restoration by Lessee of the Premises to its condition upon completion of the Initial Improvement Work. Subject to the foregoing, upon the expiration or sooner termination of this Lease all alterations, fixtures and improvements to the Premises, whether made by Lessor or installed by Lessee at Lessee's expense, shall be surrendered by Lessee with the Premises and shall become the property of Lessor; provided, however, that Lessee's furniture and other personal property, not provided by or paid for by Lessor and not permanently affixed to the Premises which can be removed without materially damaging the Premises may be removed by Lessee. Lessee shall repair to Lessor's reasonable satisfaction all damage to the Premises occasioned by removal of Lessee's Property. Prior to the expiration of the term of this Lease or any earlier termination date, Lessee shall, at Lessee's expense, obtain written closure reports from the San Mateo County Health Department and from the Menlo Park Fire Protection District with respect to any Hazardous Materials used, stored, or released by Lessee on or about the Premises. Both written closure reports shall provide written certification that all Hazardous Materials have been removed from the Premises and that no further action is required in connection with the closure of the Premises. Any removal and remediation of Hazardous Materials by Lessee shall be certified in writing as (1) complete and (2) having been properly performed, by the San Mateo County Health Department and the Menlo Park Fire Protection District and a copy of such written certifications shall be delivered by Lessee to Lessor no later than the last day of the Term of this Lease.
(i)Except as otherwise provided in this Lease, Lessee waives all right to make repairs at the expense of Lessor, or to deduct the costs thereof from the rent, and Lessee waives all rights under Section 1941 and 1942 of the Civil Code of the State of California.
(j)Compliance with Americans with Disabilities Act: Lessee hereby waives any and all rights under, and benefits of, California Civil Code 1938 and acknowledges that neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp). Lessee shall not engage any CASp to inspect the Premises without the Lessor's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Lessor may require that Lessee select a CASp reasonably approved by Lessor for any inspection of the Premises. Lessor and Lessee hereby agree and acknowledge that the Premises, the Building and/or the Park may be subject to the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq., including, but not limited to Title III thereof, all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including all requirements of Title 24 of the State of California, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the "ADA"). Any alterations shall be in compliance with the requirements of the ADA, and all costs incurred for purposes of compliance therewith shall be a part of and included in the costs of such alterations. Lessee shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all such alterations strictly comply with all requirements of the ADA. Subject to reimbursement pursuant to Section 5 of the Lease, if any barrier removal work or other work is required to the Building, the Common Areas or the Park under the ADA, then such work shall be the responsibility of Lessor; provided, if such work is required under the ADA as a result of Lessee's specific use of the Premises or any work or alteration made to the Premises by or on behalf of Lessee, then such work shall be performed by Lessor at the sole cost and expense of Lessee. Nothing in this subparagraph (j) is intended to limit or reduce Lessor's obligations under the Work Letter. Except as otherwise expressly provided in this provision, Lessee shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of the ADA pertaining to Lessee's use of the Premises, including without limitation, not discriminating against any disabled persons in the operation of Lessee's business in or about the Premises, and offering or otherwise providing auxiliary aids and services as, and when, required by the ADA. Within ten (10) days after receipt, Lessor and Lessee shall advise the other party in writing, and provide the other with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises or the Building; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Premises or the Building; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises or the Building. Lessee shall and hereby does agrees to protect, defend (with counsel acceptable to Lessor) and hold Lessor and the other Indemnitees harmless and indemnify the Indemnitees from and against all liabilities, damages, claims, losses, penalties , judgments, charges and expenses (including reasonable attorneys' fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, Lessee's or Lessee's Representatives' violation or alleged violation of the ADA. Lessee agrees that the obligations of Lessee herein shall survive the expiration or earlier termination of this Lease.
(k)In the event that Lessee leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Lessee in the operation of Lessee's business (which Lessee shall have the right to do), Lessee warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Lessee located within the Premises. In no event shall the address of the Premises be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Lessee. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Lessor, Lessee shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Lessor to facilitate Lessor's ability to demonstrate that the lien of such financing statement is not applicable to Lessor's interest and (b) Lessee's lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Lessor in the Premises. Upon Lessee's request, Lessor shall promptly execute and deliver to Lessee a commercially reasonable form of Lessor's waiver reasonably acceptable to Lessor in favor of any equipment lienor.
15.Utilities and Services.
(a)Lessor shall contract for and pay for, and Lessee shall reimburse Lessor the actual cost therefor pursuant to Paragraph 5 as an Operating Expense, all water, heat and air conditioning service, janitorial service (but not including the interior of the Building), refuse pick-up, sewer charges, and all other utilities or services supplied to or consumed by Lessee, its agents, employees, contractors, and invitees on or about the Premises, excluding gas, electrical and telephone service to the Premises for which Lessee shall contract and pay directly. Lessee shall pay Lessor, within fifteen (15) days after receipt of written invoice, the cost of installing separate metering of electrical service to the Premises, estimated to be Ten Thousand Dollars ($10,000.00).
(b)Lessor shall not be liable to Lessee for any interruption or failure of any utility services to the Building or the Premises which is not caused by the active negligence or willful acts of Lessor. Lessee shall not be relieved from the performance of any covenant or agreement in this Lease because of any such failure. Lessor shall make al1 repairs to the Premises required to restore such services to the Premises and the cost thereof shall be payable by Lessee pursuant to Paragraph 5 as a current Operating Expense, or as a capital expense which is amortized over its useful life (together with interest thereon) as an Operating Expense in accordance with GAAP as described in Paragraph 5(b); provided, however, if such failure is caused by the active negligence or willful acts of Lessor, then Lessor shall bear such costs.
(c)In the event that Lessee, pursuant to the terms of this Lease, contracts directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Lessor's reasonable discretion), Lessee shall within ten (10) business days following its receipt of written request from Lessor, provide Lessor with a copy of each requested invoice from the applicable utility provider. Lessee acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively, the "Energy Disclosure Requirements"), Lessor may be required to disclose information concerning Lessee's energy usage at the Building to certain third parties, including without limitation, prospective purchasers, lenders and Lessees of the Building (the "Lessee Energy Use Disclosure"). Lessee hereby (A) consents to all such Lessee Energy Use Disclosures, and (B) acknowledges that Lessor shall not be required to notify Lessee of any Lessee Energy Use Disclosure. Further, Lessee hereby releases Lessor from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Lessee Energy Use Disclosure. The terms of this Paragraph shall survive the expiration or earlier termination of this Lease.

(d)Lessor will not be liable to Lessee or any other person, for direct or consequential damages, or otherwise, for any failure to supply any heat, air conditioning, elevator, cleaning, water, lighting or for any surges or interruptions of electricity, or other service Lessor has agreed to supply during any period or that prevent access to the Premises. However, if such services are, or access is, interrupted such that Lessee is prevented from using the Premises (or a portion thereof) for a period of more than 5 consecutive business days (the "Eligibility Period") and such interruption is attributable to: (a) Lessor's failure to effect repairs required to be made by Lessor hereunder as a result of Lessor's negligence or breach of the Lease; (b) the negligence or willful misconduct of Lessor; or (c) Lessor's failure to act reasonably to restore such interruption after notice from Lessee or any governmental authority or utility company, then the Rent shall abate with regard to the proportion of the Premises that is unusable until such time as Lessee is able to use the Premises (or any portion thereof); provided that Lessee shall be entitled to abatement if such interruption is not caused by Lessee's negligence or willful misconduct or failure to maintain, repair or operate its back-up generator. To the extent Lessee shall be entitled to abatement because of damage or destruction pursuant to Article 20 or a taking pursuant to Article 21, the Eligibility Period shall not be applicable .
16.Liens. Lessee agrees to keep the Premises free from all liens arising out of any work performed, materials furnished, or obligations incurred by Lessee. Lessee shall give Lessor at least ten (10) calendar days prior written notice before commencing any work of improvement on the Premises, the contract price for which exceeds Fifty Thousand Dollars ($50,000). Lessor shall have the right to post notices of non-responsibility with respect to any such work. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Property against the same,and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Property.
17.Assignment and Subletting. Lessee or any Permitted Transferee (as hereinafter defined) of Lessee shall be permitted to assign the Lease or sublease all or any portion of the Premises, subject to Lessor's consent, which consent will not be unreasonably withheld, conditioned or delayed. Lessor's consent shall not be required for (i) assignments or subleases to affiliates, where Lessee remains liable for the Lease, (ii) assignments arising out of a merger, consolidation or comparable transactions, where the resulting successor entity satisfies a minimum net worth requirement to be provided for in the Lease, (iii) or use of individual offices and other spaces within the Premises on an undemised basis by affiliates, or, to the extent of up to 10% of the Premises, by business partner or clients and others having a business relationship with Lessee ("Special Transferee"), as further described in Paragraph 17(f) below. While Lessor's consent may not be required, Lessor shall nonetheless be entitled to prior notice of the proposed assignment and sublease and in the case of Lessee entering into sublease agreement or an assignment of the Lease or other occupancy agreement, Lessor shall have the right to reasonably review and consent to the form and require, among other things, all assignees and subtenants to provide evidence of the required insurance under the Lease. As more particularly described in the Lease, other than to a Permitted Transferee certain of the Tenant's rights and privileges under the Lease shall not be transferable to assignees, subtenants and other transferees occupying space in the Premises. Tenant and Lessor shall split equally any Net Profits derived from any sublease contemplated above.
"Net Profits" shall mean all cash rent payable by an assignee or subtenant ("Transferees") in connection with the assignment or sublease ("Transfer") in excess of the Base Rent and Operating Expenses payable by Lessee under this Lease during the term of the Transfer (on a per rentable square foot basis if less than all of the Premises is transferred) after deducting the expenses incurred or to be incurred by Lessee for the following (collectively, "Transfer Cost"):(i) any changes, alterations and improvements to the Premises in connection with the Transfer,(ii) any space planning, architectural or design fees or other expenses incurred in marketing such space or in connection with such Transfer, (iii) any improvement allowance, rent abatement or other monetary concessions provided by Lessee to the Transferee, (iv) any brokerage commissions incurred by Lessee in connection with the Transfer, (v) any attorneys' fees incurred by Lessee in connection with the Transfer, (vi) any lease takeover costs incurred by Lessee in connection with the Transfer, (vii) any costs of advertising the space which is the subject of the Transfer, with all such costs amortized over the term of the sublease, viii) all initial Tenant Improvement Costs solely paid for by Lessee for only the original Lease Term.
(a)Except as otherwise provided in this Paragraph 17, Lessee shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy or use the Premises, or any portion thereof, without the prior written consent of Lessor in each instance pursuant to the terms and conditions set forth below, which consent shall not be unreasonably withheld, conditioned or delayed, subject to the following provisions; provided, however, Lessee shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy or use the Premises, or any portion thereof, if Lessee shall be in default under this Lease past any applicable cure period.
(b)Except with respect to a Permitted Transferee, if at the time Lessee provides written notice ("Intention Notice") to Lessor that Lessee intends to assign the Lease or sublease more than fifty percent (50%) of the Building (along with the rental rate and other lease concessions at which Lessee intends to lease such space) and Lessor reasonably determines that there is, or will be, within nine (9) months, space within the Menlo Business Park available for lease of approximately the same square footage, Lessor may, no later than ten (10) days after receipt of Lessee's Intention Notice, notify Lessee that Lessor elects to terminate this Lease (as to the entire Premises in the case of an assignment or the portion being sublet in the case of a sublease), and the effective date of termination shall be ninety (90) days after Tenant provides notice to Landlord. If Lessor elects to terminate this Lease pursuant to the foregoing provision, upon the effective date of termination, Lessor and Lessee shall each be released and discharged from any liability or obligation to the other under this Lease accruing thereafter with respect to the Premises or the portion thereof to which the termination applies, except for any obligations which survive the expiration or termination of this Lease by the express terms hereof, and Lessee agrees that Lessor may enter into a direct lease with any proposed assignee or sublessee without any obligation or liability to Lessee. Lessor's failure to respond to Lessee on or before the expiration of such ten (10) day period shall be deemed Lessor's waiver of its right under this Section l7(b) and Lessee shall thereafter be free to assign the Lease or sublease the Premises on rate and terms acceptable to Lessee in its sole and absolute discretion (subject, however, to Section 17(c) below); provided that if Lessee does not assign or sublet such space within nine (9) months after delivery of the Intention Notice, Lessee must deliver to Lessor a new Intention Notice prior to assigning or subletting such space.
(c)Prior to any assignment or sublease which Lessee desires to make, other than a Permitted Transfer (as defined in Paragraph 17(f) below), Lessee shall provide to Lessor the name and address of the proposed assignee or sublessee, and true and complete copies of all documents relating to Lessee's prospective agreement to assign or sublease, a copy of a current financial statement for such proposed assignee or sublessee, and any other relevant information requested by Lessor within five (5) days after receipt of notice of the proposed assignment or sublease and Lessee shall specify all consideration to be received by Lessee for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise. For purposes of this Paragraph 17, the term "consideration" shall include all money or other consideration to be received by Lessee for such assignment or sublease. Within ten (10) days after the receipt of such documentation and other information, Lessor (1) shall notify Lessee in writing that Lessor elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; or (2) shall notify Lessee in writing that Lessor refuses such consent, specifying reasonable grounds for such refusal.
In deciding whether to consent to any proposed assignment or sublease, Lessor may take into account whether reasonable conditions have been satisfied, including, but not limited to, the following:
(1)In Lessor's reasonable judgment, the proposed assignee or subtenant is engaged in such a business, that the Premises, or the relevant part thereof, will be used in such a manner which complies with Paragraph 8 hereof entitled "Use" and Lessee or the proposed assignee or sublessee submits to Lessor documentary evidence reasonably satisfactory to Lessor that such proposed use constitutes a permitted use of the Premises pursuant to the ordinances and regulations of the City of Menlo Park; and
(2)The proposed assignee or subtenant is an entity or individual with sufficient financial creditworthiness so as to reasonably indicate that it will be able to meet its obligations under this Lease or the sublease in a timely manner.
(d)As a condition to Lessor's granting its consent to any assignment or sublease, except with respect to any Permitted Transferees, (1) Lessor may require that Lessee pay to Lessor, as and when received by Lessee, fifty percent (50%) of the amount of any excess of the consideration to be received by Lessee in connection with said assignment or sublease over and above the Monthly Base Rent and Additional Rent fixed by this Lease and payable by Lessee to Lessor, after deducting only (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any space planning, architectural or design fees or other expenses incurred in marketing such space or in connection with such Transfer, (iii) any improvement allowance, rent abatement or other monetary concessions provided by Lessee to the Transferee, (iv) any brokerage commissions incurred by Lessee in connection with the

Transfer, (v) any attorneys' fees incurred by Lessee in connection with the Transfer, (vi) any lease takeover costs incurred by Lessee in connection with the Transfer, (viii) any costs of advertising the space which is the subject of the Transfer, with all such costs amortized over the term of the sublease, (viii) all initial Lessee Improvement costs solely paid for by Lessee for only the initial Lease Term.
(e)Each assignment or sublease agreement to which Lessor has consented shall be an instrument in writing in form reasonably satisfactory to Lessor, and shall be executed by both Lessee and the assignee or sublessee, as the case may be, and such assignee or sublessee shall provide evidence of the insurance required by this Lease. Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Lessor's consent thereto shall not constitute a consent to any subsequent assignment or subletting by Lessee or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Lessor, agrees to perform all of the obligations of Lessee hereunder (to the extent such obligations relate to the portion of the Premises assigned or subleased), and that the termination of this Lease shall, at Lessor's sole election, constitute a termination of every such assignment or sublease.
(f)In the event Lessor shall consent to an assignment or sublease, Lessee shall nonetheless remain primarily liable for all obligations and liabilities of Lessee under this Lease, including but not limited to the payment of rent.
(g)Notwithstanding the foregoing, Lessee (including any Permitted Transferee of Lessee) may, without Lessor's prior written consent and without any participation by Lessor in assignment and subletting proceeds, but with prior notice and documentation, as required pursuant to this Paragraph 17(f), provided to Lessor, sublet a portion or the entire Premises or assign this Lease to (i) a subsidiary, affiliate, division or corporation controlled or under common control with Lessee (''affiliate"); (ii) to a successor corporation related to Lessee by merger, consolidation or reorganization; or (iii) to a purchaser of substantially all of Lessee's business operations conducted on the Premises (each such transaction referred to herein as a "Permitted Transfer" and each of the foregoing transferees referred to herein as a "Permitted Transferee"), provided that any such Permitted Transferee shall have a current verifiable net worth prior to the transfer at least equal to that of Lessee on the Commencement Date of this Lease, or, if less, financial resources sufficient, in Lessor's reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable. Additionally, Lessee may, without Lessor's prior written consent and without any participation by Lessor in assignment and subletting proceeds, but with prior notice and documentation, as required pursuant to this Paragraph 17(f) provided to Lessor, permit the use of individual offices and other spaces within the Premises on an undemised basis by affiliates, or, to the extent of up to an aggregate of 10% of the Premises, by business partners or clients and others having a business relationship with Lessee. Lessee's foregoing rights in this Paragraph 17(f) to assign this Lease or to sublease all or a portion of the entire Premises shall be subject to the following conditions: (1) Lessee shall not be in default hereunder past any applicable cure period; (2) in the case of an assignment or subletting to an affiliate, Lessee shall remain liable to Lessor hereunder if Lessee is a surviving entity; (3) the transferee or successor entity shall expressly assume in writing all of Lessee's obligations hereunder; and (4) Lessee shall provide Lessor with prior notice of such proposed transfer (or as soon thereafter as possible in the event that the giving of notice would cause Lessee to be in violation of a confidentiality agreement) and deliver to Lessor all documents reasonably requested by Lessor relating to such transfer, including but not limited to documentation sufficient to establish such proposed transferee's current verifiable net worth prior to the transfer at least equal to that of Lessee on the Commencement Date of this Lease, or, if less, financial resources sufficient, in Lessor's reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable.
(h)Subject to the provisions of this Paragraph 17 any assignment or sublease (if such consent is required hereunder) without Lessor's prior written consent shall at Lessor's election be void. The consent by Lessor to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 17, including the requirement of Lessor's prior written consent, with respect to any subsequent assignment or sublease. If Lessee shall purport to assign this Lease, or sublease all or any portion of the Premises, or permit any person or persons other than Lessee to occupy the Premises, without Lessor's prior written consent (if such consent is required hereunder), Lessor may collect rent from the person or persons then or thereafter occupying the Premises and apply the net amount collected to the rent reserved herein, but no such collection shall be deemed a waiver of Lessor's rights and remedies under this Paragraph 17, or the acceptance of any such purported assignee, sublessee, or occupant, or a release of Lessee from the further performance by Lessee of covenants on the part of Lessee herein contained.
(i)Lessee shall not hypothecate or encumber its interest under this Lease or enter into any license or concession agreement respecting all or any portion of the Premises, without Lessor's prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. Lessee's granting of any such license, or concession agreement shall constitute an assignment for purposes of this Paragraph 17.
(j)In the event of any sale or exchange of the Premises by Lessor and assignment of this Lease by Lessor, Lessor shall, upon providing Lessee with written confirmation that the assignee has assumed (in writing) all obligations of Lessor under this Lease and Lessor has delivered any Security Deposit held by Lessor to Lessor's successor in interest, be and hereby is entirely relieved of all liability under any and all of Lessor's covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.
18.Non-Waiver.
(a)No waiver of any provision of this Lease shall be implied by any failure of Lessor or Lessee to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Lessor or Lessee of any provision of this Lease must be in writing.
(b)No receipt of Lessor of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction. Lessor may accept checks or payments without prejudice to Lessor's right to recover all amounts due and pursue all other remedies provided for in this Lease.

Lessor's receipt of any rent or other payment from Lessee after giving notice to Lessee terminating this Lease shall in no way reinstate, continue, or extend the Lease term or affect the termination notice given by Lessor before the receipt of such rent or payment. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Lessor may receive and collect any rent, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.
19.Holding Over. Lessee shall vacate the Premises and deliver the same to Lessor upon the expiration or sooner termination of this Lease. In the event of holding over by Lessee after the expiration or termination of this Lease, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, except that in addition to the payment of Additional Rent, Lessee shall pay Lessor as.Monthly Base Rent during such holdover an amount equal to the greater of (i) one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration of the term, or (ii) the then market rent for comparable research and development/office space. If such holdover is without Lessor's written consent, Lessee shall be liable to Lessor for all costs, expenses and damages incurred by Lessor as a result of such holdover, including but not limited to damages resulting from Lessor's inability to timely deliver possession of the Premises to a new tenant. The rental payable during such holdover period without Lessor's written consent shall be payable to Lessor on demand.
20.Damage or Destruction.
(a)In the event of a total destruction of the Building during the term from any cause, either party may elect to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if the Building or the Premises that are the subject of this Lease are destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof. If the Lease is not terminated, Lessor shall repair and restore the Premises in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent of the Premises which are the subject of this Lease shall be abated in accordance with Paragraph 20(d) below.
(b)In the event of a partial destruction of the Building or the Premises to an extent less than seventy-five percent (75%) of the replacement cost thereof, and if Lessor reasonably believes that the damage thereto can be repaired, reconstructed, or restored within a period of two hundred forty (240) days from the date of such casualty, there are at least twelve (12) months. remaining in the term of this Lease, and the casualty is from a cause which is insured under Lessor's "all risk" property insurance, or is insured under any other coverage then carried by Lessor, Lessor shall forthwith repair the same, and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 20(d) below. If any of the foregoing conditions are not met, Lessor shall have the option of either repairing and restoring the Building and Improvements, or terminating this Lease by giving written notice of termination to Lessee within sixty (60) days after the casualty. Notwithstanding anything to the contrary contained in this Paragraph 20, Lessor shall not have the right to terminate this Lease if the cost to repair the damage to the Building or to restore the Premises would cost less than five percent (5%) of the replacement cost of the Building, regardless of whether or not the casualty is insured provided that there are at least twelve (12) months remaining in the term of this Lease.
(c)Lessor's election to repair and restore the Building and Improvements or to terminate this Lease, shall be made and written notice thereof shall be given to Lessee within sixty (60) days after the casualty. Notwithstanding the foregoing, (1) Lessee may terminate this Lease by written notice to Lessor if Lessor has not obtained all necessary governmental permits for the restoration and commenced construction of the restoration within ninety (90) days after the casualty; or (2) if Lessor elects to repair and restore the Building and Improvements under Paragraph 20(b) above, but the repairs and restoration are not substantially completed within two hundred forty (240) days after the casualty plus the period of any force majeure delays (as defined in subparagraph (e)), Lessee may terminate this Lease by written notice to Lessor given within thirty (30) days after the expiration of said period of two hundred forty (240) days after the casualty, provided that the repairs and restoration are not substantially completed prior to the receipt by Lessor of such notice of termination.
(d)In the event of repair, reconstruction, or restoration as provided herein, the Monthly Base Rent and Additional Rent shall be abated proportionally in the ratio which the Lessee's use of the Premises is impaired and Lessee does not use such portion of the Premises during the period of such repair, reconstruction, or restoration, from the date of the casualty until such repair, reconstruction or restoration is substantially completed and a certificate of occupancy (or its functional equivalent) has been issued by the applicable governmental authority.
(e)With respect to any destruction of the Building and Improvements which Lessor is obligated to repair, or may elect to repair, under the terms of this Paragraph 20, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties. Lessor's obligation to repair and restore the Building and Improvements shall include the Tenant Improvements referred to in Paragraph 13(a) up to the cost of the Tenant Improvement Allowance. Lessor's time for completion of the repairs and restoration of the Building and Improvements referred to above shall be extended by a period equal to any delays ("force majeure delays") caused by strikes, labor disputes, unavailability of materials, inclement weather, circumstances not within Lessor's control, or acts of God, but in no event by more than sixty (60) days.
(f)In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 20, the Monthly Base Rent and Additional Rent shall be apportioned on a per diem basis and shall be paid to the date of the casualty. In no event shall Lessor be liable to Lessee for any damages resulting to Lessee from the occurrence of such casualty, or from the repairing or restoration of the Building and Improvements, or from the termination of this Lease as provided herein, nor shall Lessee be relieved thereby from any of Lessee's obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 20.
21.Eminent Domain.
(a)If the whole or any substantial part of the Property is taken or condemned by any competent public authority for any public use or purpose, the term of this Lease shall end upon the earlier to occur of the date when the possession of the part so taken shall be required for such use or purpose or the vesting of title in such public authority. Rent shall be apportioned as of the date of such termination. Any award arising from the condemnation of any portion of the Property or the settlement thereof shall belong to and be paid to Lessor. However, Lessee may file a separate claim at Lessee's sole cost and expense for (i) leasehold improvements installed at Lessee's expense or other property owned by Lessee, and (ii) reasonable costs of moving by Lessee to another location in San Mateo County or surrounding areas within the San Francisco Bay Area. In all events, Lessor shall be solely entitled to any award with respect to the real property, including the bonus value of the leasehold.
(b)If there is a partial taking of the Property by eminent domain which is not a substantial part of the Property and the Premises remain reasonably suitable for continued use and occupancy by Lessee for the purposes referred to in Paragraph 8, Lessor shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and proportionate abatement of the Monthly Base Rent and Additional Rent, based on the extent to which Lessee's use of the Premises is completely impaired thereafter. If after a partial taking, the Premises are not reasonably suitable for Lessee's continued use and occupancy for the uses permitted herein, Lessee may terminate this Lease effective on the earlier of the date title vests in the public authority or the date possession is taken. Subject to the provisions of Paragraph 21(a), the entire award for such taking shall be the property of Lessor.
(c)If, in Lessee's reasonable judgment, so much of the Premises or Building is taken so as to (i) materially interfere with the conduct of Lessee's business from the Premises, and (ii) substantially impairs access to the Premises or the parking facilities, or (iv) substantially impairs use of the parking facilities, in each case for a period in excess of ninety (90) days, Lessee shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking.
22.Remedies. If Lessee fails to make any payment of rent or any other sum due under this Lease for five (5) days after receipt by Lessee of written notice from Lessor; or if Lessee fails to comply with any term, provision or covenant of this Lease and does not cure such failure within twenty (20) days after receipt by Lessee of written notice from Lessor or such shorter time period specified in this Lease (unless such default is incapable of cure within twenty (20) days and Lessee commences cure within twenty (20) days and thereafter diligently prosecutes the cure to completion within a reasonable time; or if Lessee's interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease); or if Lessee makes a general assignment for the benefit of its creditors; or if this Lease is rejected (i) by a bankruptcy trustee for Lessee, (ii) by Lessee as debtor in possession, or (iii) by failure of Lessee as a bankrupt debtor to act timely in assuming or rejecting this Lease; then any of such events shall constitute an event of default and breach of this Lease by Lessee and Lessor may, at its option, elect the remedies specified in either subparagraph (a) or (b) below. Any such rejection of this Lease referred to above shall not cause an automatic termination of this Lease. Whenever in this Lease reference is made to a default by Lessee, such reference shall refer to an event of default (beyond the expiration of the applicable notice and cure period) as defined in this Paragraph 22.

(a)Lessor may repossess the Premises and remove all persons and property therefrom. If Lessor terminates this Lease because of a breach of this Lease, this Lease shall terminate and Lessor may recover from Lessee:
(1)the worth at the time of award of the unpaid rent which had been earned at the time of termination including interest thereon at a rate equal to the discount rate established by the Federal Reserve Bank of San Francisco for member banks, plus one percent (1%), or the maximum legal rate of interest, whichever is less, from the time of termination until paid;
(2)the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided, including interest thereon at a rate equal to the Federal discount rate plus one percent (1%) per annum, or the maximum legal rate of interest, whichever is less, from the time of termination until paid;
(3)the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided discounted at the discount rate established by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); and
(4)any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's breach or by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
(b)If Lessor does not terminate this Lease, then this Lease shall continue in effect and Lessor may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Lessee hereunder. For the purposes of this Paragraph 22, the following do not constitute a termination of the Lease by Lessor:
(1)Acts of maintenance or preservation by Lessor or efforts by Lessor to relet the Premises; or
(2)The appointment of a receiver by Lessor to protect Lessor's interests under this Lease.
(c)Lessor's failure to perform or observe any of its obligations under this Lease or to correct a breach of any warranty or representation made in this Lease within twenty (20) days after receipt of written notice from Lessee setting forth in reasonable detail the nature and extent of the failure referencing pertinent Lease provisions or if more than twenty (20) days is required to cure the breach, Lessor's failure to begin curing within the twenty (20) day period and diligently prosecute the cure to completion, shall constitute a default. If Lessor commits a default, Lessee may exercise all rights and remedies under this Lease, at law or in equity; provided, however, in no event shall Lessor be liable for any consequential damages which may suffered by Lessee.

(d)All covenants and agreements to be performed by Lessee under this Lease shall be at its sole cost and expense and without abatement of rent or other sums due under this Lease, unless otherwise specified in this Lease. If Lessee shall fail to pay any sum of money required to be paid by Lessee under this Lease or shall fail to perform any other act on Lessee's part to be performed under this Lease within the time periods described in the first paragraph of Paragraph 22(a), Lessor may, but shall not be obligated so to do and without waiving or releasing Lessee from any obligations of Lessee, make any such payment or perform any such other act on Lessee's part to be made or performed as provided in this Lease. All sums paid by Lessor, whether to fulfill Lessee's unfulfilled payment obligations, to perform Lessee's unfulfilled performance obligations, or to compel Lessee to fulfill or perform its obligations under this Lease, and all incidental costs, including attorneys' fees, plus an administrative fee of five percent (5%) of all amounts so expended by Lessor, shall be deemed additional rent hereunder and shall be payable to Lessor upon demand.
23.Lessee's Personal Property. If any personal property of Lessee remains on the Premises after (1) Lessor terminates this Lease pursuant to Paragraph 22 above following an event of default by Lessee, or (2) after the expiration of the Lease Term or after the termination of this Lease pursuant to any other provisions hereof, Lessor shall give written notice thereof to Lessee pursuant to applicable law. Lessor shall thereafter release, store, and dispose of any such personal property of Lessee in accordance with the provisions of applicable law.
24.Notices. All notices, demands, consents or approvals (collectively, "Notices") which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed to have been fully given as provided in Paragraph 36(u). Each Notice shall be addressed to Lessor and Lessee at the following address or facsimile number, or to such place as either party may from time to time designate in a written notice to the other party:

Lessor:	Menlo PREHC I, LLC
Menlo PREPI I, LLC
TPI Investors 9, LLC
c/o Tarlton Properties, Inc.
1530 O'Brien Drive, Suite C
Menlo Park, California 94025
Attention: John C. Tarlton, President
Telephone: (650) 330-3600
Facsimile Number: (650) 330-3636

Lessee – Before Commencement Date:	Grail, Inc. 200 Cardinal Way Redwood City, California 94063 Attention: Jeff Huber, CEO

Lessee – After Commencement Date:	Grail, Inc. 1525 O'Brien Drive Menlo Park, California 94025 Attention: Jeff Huber, CEO

25.Estoppel Certificate. Lessee and Lessor shall within ten (10) days following request by the other party (the "Requesting Party"), execute and deliver to the Requesting Party an estoppel certificate (1) certifying that this Lease has not been modified and certifying that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (2) stating the date to which the rent and other charges are paid in advance, if at all; (3) stating the amount of any Security Deposit held by Lessor; (4) acknowledging that there are not, to the responding party's knowledge, any uncured defaults on the part of the Requesting Party hereunder, or if there are uncured defaults on the part of the Requesting Party, stating the nature of such uncured defaults; and (5) any other provisions reasonably requested by either party.
26.Signage. Lessee may install all legally permitted signage at and in the Premises, monument signage at the driveway to the front of the Building, and signage on the Building facade at the side of each entrance to the Building (but otherwise not including building exterior signage). All of Lessee's signage shall comply with the City of Menlo Park sign ordinances and regulations and shall be subject to Lessor's Project signage standards as reasonably determined by Lessor. Lessee shall pay all costs associated with fabrication, installation, maintenance and eventual removal of Lessee's signage, except any signage to be delivered as part of the Initial Improvement Work.
27.Real Estate Brokers. Lessee's broker is Cushman & Wakefield and Kidder Matthews (collectively, "Lessee's Broker") and Lessor's broker is Kidder Matthews (''Lessor's Broker" and collectively with Lessee's Broker, the "Brokers"). Lessor shall pay a leasing commission to the Brokers pursuant to a separate agreement. Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease other than Lessee's Broker and Lessor's Broker and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.
28.Parking. Lessee shall have the right to the nonexclusive use of three (3) unreserved on-site vehicular parking spaces per one thousand (1,000) rentable square feet of the Premises (rounded to the closest whole number), at no additional cost to Lessee, in the parking area for the Building or nearby parking areas in Menlo Business Park, subject to such rules and regulations for such parking facilities which may be established or altered by Lessor at any time from time to time during the Lease Term, provided that Lessee, at its cost, may mark up to ten (10) parking spaces in close proximity to Lessee's main entrance of the Building as reserved for invitees of Lessee. Such marking and marked parking spaces shall be in compliance with all applicable laws, including the ADA, and may be coupled with alternative uses, such as carpool and electronic vehicle parking. Rules and regulations for parking established by Lessor shall not unreasonably interfere with Lessee's parking rights. Vehicles of Lessee or its employees shall not park in driveways or occupy parking spaces or other areas reserved for deliveries, or loading or unloading.

29.Subordination; Attornment.
(a)This Lease, without any further instrument, shall at all times be subject and subordinate to the lien of any and all mortgages and deeds of trust which may now or hereafter be placed on, against or affect Lessor's estate in the real property of which the Premises form a part, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination need be required by any owner or holder of any security instrument provided, however, that in consideration of Lessee's agreement to subordinate this Lease to any future security instrument, such subordination shall be subject to the receipt by Lessee of a subordination non-disturbance and attornment agreement in a commercially reasonable form provided by the holder of such future security instrument, which requires the holder of such security instrument to accept this Lease, and not disturb Lessee's possession, so long as an event of Lessee's default has not occurred and be continuing, executed by the holder of such security instrument. Lessor shall provide to Lessee a non-disturbance agreement from the existing lender with a deed of trust encumbering the Property in the form of Exhibit "H" attached hereto ("Existing Lender SNDA").
(b)In confirmation of such subordination, Lessee covenants and agrees to execute and deliver within ten (10) days of Lessor's request any certificate or other instrument which Lessor may reasonably deem proper to evidence such subordination in commercially reasonable form (the parties agree that Exhibit ''H" that is such a commercially reasonable form), without expense to Lessee.
(c)If Lessee is notified in writing of Lessor's default under any deed of trust affecting the Premises and if Lessee is instructed in writing by the party giving notice to make Lessee's rental payments to such beneficiary, Lessee shall comply with such request without liability to Lessor (and with full credit of any amounts paid to such party by Lessee to the corresponding amounts owed to Lessor) until Lessee receives written confirmation that such default has been cured by Lessor and that the deed of trust has been reinstated.
30.Intentionally Omitted.
31.Lessor's Entry. Except in the case of an emergency, Lessor and Lessor's agents shall provide Lessee with at least twenty-four (24) hours' notice prior to entry of the Premises. Lessor may enter the Premises for any reasonable purpose related to Lessor's ownership and operation of the Property. Such entry by Lessor and Lessor's agents shall not impair Lessee's operations more than reasonably necessary. Lessor may enter the Premises at any time without prior notice to Lessee if the Premises are vacant, if Lessee is no longer conducting its ordinary business at the Premises, or if Lessee has made a general assignment for the benefit of creditors. Notwithstanding anything to the contrary set forth in this Lease, Lessee may, upon prior written notice to Lessor, reasonably designate certain areas of the Premises as "Secured Areas". Except in the case of emergency, Lessor shall be accompanied by a representative of Lessee before entering any such Secured Area, and Lessor shall otherwise follow Lessee's commercially reasonable security procedures in connection with any entry into the Premises by Lessor.

32.Attorneys' Fees. If any action at law or in equity shall be brought to recover any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the provisions of this Lease or for recovery of the possession of the Premises (including litigation, or a proceeding in a bankruptcy court), the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys' fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.
33.Quiet Enjoyment. Upon payment by Lessee of the rent for the Premises·and the observance and performance of all of the covenants, conditions, and provisions on Lessee's part to be observed and performed under this Lease within applicable notice and cure periods, Lessee shall have quiet enjoyment and possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.
34.Financial Information. Lessee represents and warrants to Lessor that all financial and other information that it has provided to Lessor prior to the date of this Lease is true, correct and complete. Within fifteen (15) days after Lessor's written request (which shall be no more than two (2) times per calendar year) and if and for so long as Lessee is not a publically traded company, Lessee will furnish Lessee's most recent financial statements (audited if available and if not certified by the chief financial officer of Lessee) to Lessor. Lessor agrees that it will not disclose any aspect of such information which Lessee designates as confidential except: (i) to Lessor's lenders or prospective purchasers of the Building; (ii) in litigation; and (iii) if required by court order.
35.SDN List. Lessee represents and warrants to Lessor that Lessee is not, and the entities or individuals that constitute Lessee, that may own or control Lessee, or that may be owned or controlled by Lessee (in all cases, other than through the ownership of publicly traded , direct or indirect ownership interests) (each a "Subject Lessee Party") are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC") for the purpose of identifying suspected terrorists or on the most current list published by the OFAC at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list which identifies an "Specially Designated National" or "blocked person" (either of which are referred to herein as a "SDN"). If at any time during the Lease Term Lessor discovers that Lessee has breached the foregoing representations and warranties, or Lessor reasonably believes that Lessee or any Subject Lessee Party is in violation of any laws relating to terrorism or money laundering or that Lessee or any Subject Lessee Party is identified as an SDN, Lessee shall be deemed in default under this Lease following three (3) days written notice from Lessor to Lessee unless, within such three day period, Lessee delivers written evidence, reasonably acceptable to Lessor, that Lessee is not in violation of such laws or that Lessee (or the Subject Lessee Party, as applicable) is not a person or entity identified as an SDN. Except as otherwise expressly provided in the foregoing sentence, and without further notice, any default by Lessee under this Paragraph 35 shall be deemed an incurable default by Lessee and, in addition to any other rights and remedies that Lessor may have upon such default, Lessor shall also have the right to immediately terminate this Lease upon written notice to Lessee and recover possession of the Premises.

36.General Provisions.
(a)Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture of any association between Lessor and Lessee, and neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Lessor and Lessee other than the relationship of landlord and tenant.
(b)Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Lessee's interest in this Lease.
(c)The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.
(d)This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this instrument.
(e)Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Lessor or Lessee, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.
(f)Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.
(g)"Force Majeure Event" shall mean if either Lessor or Lessee is delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lock- outs, labor troubles, inability to procure standard materials, failure of power, restrictive governmental laws, regulations or orders or governmental action or inaction (including failure, refusal or delay in issuing permits, approvals, authorizations and/or inspections which is not the result of the action or inaction of the party claiming such delay), riots, civil unrest or insurrection, war, fire, earthquake, flood or other natural disaster, unusual and unforeseeable delay which results from an interruption of any public utilities (e.g., electricity, gas, water, telephone) or other unusual and unforeseeable delay not within the reasonable control of the party delayed in performing work or doing acts required under the provisions of this Lease (collectively "Force Majeure"), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Unless otherwise provided herein, the provisions of this

Paragraph shall not operate to excuse Lessee from prompt payment of Rent or to excuse Lessor or Lessee from any other payments required under the provisions of this Lease.
(h)Recourse by Lessee for breach of this Lease by Lessor shall be expressly limited to the amount of Lessor's interest in the Property and the rents, issues, insurance, condemnation, and sales proceeds actually received by Lessor, and profits therefrom, and in the event of any such breach or default by Lessor, Lessee hereby waives the right to proceed against any other assets of Lessor or against any other assets of any manager or member of Lessor. If Lessee is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Lessee's obligations under this Lease, and no shareholder, director, officer, employee or agent of Lessee shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Lessee. If Lessee is a limited liability company, then the members of such limited liability company shall not be personally liable for Lessee's obligations under this Lease, and no member of Lessee shall be sued or named as a party in any suit or action, and service of·process shall not be made against any member of Lessee except as may be necessary to secure jurisdiction of the limited liability company.
(i)Any provision or provisions of this Lease which shall be found·to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.
(j)Each party represents to the other that the person signing this Lease on its behalf is properly authorized to do so, and in the event this Lease is signed by an agent or other third party on behalf of either Lessor or Lessee, written authority to sign on behalf of such party in favor of the agent or third party shall be provided to the other party hereto either prior to or simultaneously with the return to such other party of a fully executed copy of this Lease.
(k)No binding agreement between the parties with respect to the Premises shall arise or become effective until this Lease has been duly executed by both Lessee and Lessor and a fully executed copy of this Lease has been delivered to both Lessee and Lessor.
(l)Lessor and Lessee acknowledge that the terms and conditions of this Lease constitute confidential information of Lessor and Lessee. Each party shall use its reasonable good faith efforts to prevent the dissemination orally or in written form, of this Lease, lease proposals, lease drafts, or other documentation containing the terms, identity of the parties, details or conditions contained herein to any third party without obtaining the prior written consent of the other party, except to the attorneys, accountants, lenders, investors, potential investors, potential business or merger partners, potential subtenants and assignees, or other authorized business representatives or agents of the parties, or except to the extent required to comply with applicable laws, including any filings by Lessee pursuant to state or federal securities laws. Neither Lessor nor Lessee shall make any public announcement of the consummation of this Lease transaction without the prior approval of the other party. Nothing in this Paragraph shall prevent Lessor from submitting a copy of this Lease to the Court in connection with any action to enforce the provisions hereof.

(m)Except as provided in Paragraph 22(c), the rights and remedies that either party may have under this Lease or at law or in equity, upon any breach, are distinct, separate and cumulative and shall not be deemed inconsistent with each other, and no one of them shall be deemed to be exclusive of any other.
(n)Lessee waives any claim for consequential damages which Lessee may have against Lessor for breach of or failure to perform or observe the requirements and obligations created by this Lease. Lessor waives any claim for consequential damages which Lessor may have against Lessee for breach of or failure to perform or observe the requirements and obligations created by this Lease, other than consequential damages arising from Lessee's breach of or failure to perform or observe the requirements of Section 9 (Hazardous Materials), Section 14(e) (Compliance with Laws), Section 14(h) (Restoration) and Section 19 (Holding Over). Notwithstanding the foregoing, Lessee's liability for such consequential damages with regard to Section 19 shall not begin to accrue unless Lessor gives no less than thirty (30) days written notice to Lessee after Lessor executes a new lease or letter of intent to lease the Premises or a portion thereof to a new tenant.
(o)Lessor and Lessee each agree to and they hereby do, to the maximum extent permitted by law, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee's use or occupancy of the Premises and/or any claim of injury or damage, and any statutory remedy.
(p)This Lease shall not be recorded.
(q)Whenever this Lease requires an approval, consent, determination, selection or judgment by either Lessor or Lessee, unless another standard is expressly set forth, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.
(r)Subject to the terms of this Lease, and subject to Tenant obtaining Lessor's consent, which shall not be unreasonably withheld or delayed, Tenant shal1 have the right, at Tenant's sole cost and expense, to bring to the Buildings comprising the Premises such fiber optic cabling as Tenant shall desire. Lessor shall reasonably cooperate with Tenant, at Tenant's sole cost and expense, in connection with Tenant's securing access to the fiber optic cabling of Tenant's choice.
(s)Tenant shall have the right to contract with any internet service provider desired by Tenant, at Tenant's sole cost and expense.
(t)The laws of the State of California shall govern the validity, performance, and enforcement of this Lease.

(u)Notices. All notices required under the Lease and other information concerning this Lease (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, by overnight courier. In addition, the Landlord may, in its sole discretion, send such Communications to the Lessee electronically, or permit Lessee to send such Communications to the Lessor electronically, in the manner described in this Paragraph. Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses on the signature page of this Agreement, or to such other addresses as the Lessor and Lessee may specify from time to time in writing. Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
Such Communications may be sent electronically by the Lessor and Lessee (i) by transmitting the Communication to the electronic address provided by the Lessee or to such other electronic address as the Lessee may specify from time to time in writing, or (ii) by posting the Communication on a website and sending the Lessee a notice to the Lessee’s postal address or electronic address telling the Lessee that the Communication has been posted, its location, and providing instructions on how to view it. Communications sent electronically to the Lessee will be effective when the Communication, or a notice advising of its posting to a website, is sent to the Lessee’s electronic address.
Such Communications may be sent electronically to the Lessor by the Lessee by transmitting the Communication to an electronic address specified by the Lessor for the express purpose of receiving such Communications. Communications sent electronically to the Lessor will be effective when the Communication is received at the specified electronic address.

Acknowledged &
Accepted:	JH
Lessee's Initials

(v)Amendments. This Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Agreement, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

Acknowledged &
Accepted:	JH
Lessee's Initials

(w)Counterparts; Electronic Signatures. This Lease, and any amendment to this Lease, may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf ” format shall be legal and binding and shall have the same full force and effect as if an original of this Agreement has been delivered. Lessor and Lessee (i) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Agreement based on the foregoing forms of signature.

Acknowledged &
Accepted:	JH
Lessee's Initials

IN WITNESS WHEREOF, the Lessor and Lessee have duly executed this Lease as of the date first set forth herein.

"LESSOR"

MENLO PREHC I, LLC,
a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its authorized signatory

	By:	/s/ Jeffrey D. Uittenbogaard	Investment Director
Jeffrey D. Uittenbogaard (May 11, 2016)

	By:	/s/ Michael Benson	Asst Managing Director
Michael Benson (May 12, 2016)

MENLO PREPI I, LLC, a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

	By:	/s/ Jeffrey D. Uittenbogaard	Investment Director
Jeffrey D. Uittenbogaard (May 11, 2016)

	By:	/s/ Michael Benson	Asst Managing Director
Michael Benson (May 12, 2016)

TPI INVESTORS 9, LLC
a California limited liability company

By:	/s/ John C. Tarlton
John C. Tarlton, Manager

"LESSEE"

GRAIL, INC.,
a Delaware Corporation

By:	/s/ Jeffery T. Huber

Its:	CEO

By:

Its:
[Note: Two signatures required for CA corporation or corporate resolution authorizing execution of Lease.]
OTHER LESSOR AGREEMENT AND ACKNOWLEDGMENT OF ROFO GRANTED AS TO LOT 3 NORTH IN PARAGRAPH 2(c):

MENLO PARK PORTFOLIO II, LLC,
a Delaware limited liability company

By:	PREHC MENLO PARK PORTFOLIO II MEMBER, LLC,
a Delaware limited liability company
Its Co-Managing Member

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC
a Delaware limited liability company, authorized signatory

		By:	/s/ Jeffrey D. Uittenbogaard
		Name:	Jeffrey D. Uittenbogaard (May 11, 2016)
		Title:	Investment Director

		By:	/s/ Michael Benson
		Name:	Michael Benson (May 12, 2016)
		Title:	Asst Managing Director

By:	TPI INVESTORS II, LLC,
a California limited liability company, ~~Managing Member~~

By:	TARLTON PROPERTIES, INC.,
a California corporation, Managing Member

By:	/s/ John C. Tarlton
John C. Tarlton, President & CEO

EXHIBIT "A"
Legal Description
The land referred to in this Report is situated in the State of California, County of San Mateo, City of Menlo Park and is described as follows:
PARCEL F:
Parcel 2 as shown on that certain map entitled "MENLO BUSINESS PARK PARCEL MAP FOR MERGER OF PARCELS B AND C AS SHOWN ON MAP FILED AUGUST 19, 1986 IN VOLUME 57 OF PARCEL MAPS AT PAGES 86-87 AND LOTS 17 AND 18 OF THE TRACT OF MENLO BUSINESS PARK FILED APRIL 9, 1984 IN VOLUME 111 OF MAPS AT PAGES 50-52, SAN MATEO COUNTY RECORDS MENLO PARK SAN MATEO COUNTY CALIFORNIA", filed February 28, 1990 in Book 61 of Parcel Maps at Pages 94 and 95, Records of San Mateo County, State of California.
A.P. No.: 055-474-150 JPN 111 050 000 0012 T
111 050 000 0013 T
111 050 000 0022 T
111 050 000 0023 T
EXHIBIT "A"